UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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MIDWESTONE FINANCIAL GROUP, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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102 South Clinton St.
Iowa City, Iowa 52240
(319) 356-5800
March 9, 2018

Dear Shareholder:
On behalf of the board of directors and management of MidWestOne Financial Group, Inc., we cordially invite you to attend the annual meeting of shareholders of MidWestOne Financial Group, Inc. to be held at 2:00 p.m. on April 19, 2018, at the Hotel Vetro, located at 201 S. Linn Street, Iowa City, Iowa 52240.
This year we are using the Securities and Exchange Commission rule that allows us to furnish our proxy statement, Annual Report on Form 10-K for the year ended December 31, 2017, and proxy card to shareholders over the Internet. This means our shareholders will receive only a notice containing instructions on how to access the proxy materials over the Internet. If you receive this notice but would still like to request paper copies of the proxy materials, please follow the instructions on the notice or as provided in the proxy statement. By delivering proxy materials electronically to our shareholders, we can reduce the costs of printing and mailing our proxy materials.
Our Nominating and Corporate Governance Committee has nominated four persons to serve as directors, all of whom are incumbent directors, except for Nathaniel J. Kaeding. We have also included a non-binding advisory proposal to approve the compensation of our named executive officers, or "say-on-pay" proposal, as well as a non-binding advisory proposal regarding the frequency with which shareholders will vote on such say-on-pay proposals in the future. Finally, our Audit Committee has selected, and we recommend that you ratify the selection of, RSM US LLP to act as our independent registered public accounting firm for the year ending December 31, 2018. We recommend that you vote your shares for each of the four director nominees, in favor of the compensation arrangements of our named executive officers, for future say-on-pay votes to take place every year, and in favor of the ratification of our independent registered public accounting firm. At the meeting, we will also review our performance in 2017 and update you on how we are dealing with the current economic environment and our strategic plan as we move forward.
We encourage you to attend the meeting in person. However, whether or not you plan to attend the meeting in person, please take the time to vote by following the instructions provided on the notice as soon as possible. This will assure that your shares are represented at the meeting. We look forward to seeing you at the meeting.

Very truly yours,

Kevin W. Monson
Chairman of the Board

102 South Clinton St.
Iowa City, Iowa 52240

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 19, 2018

To Our Shareholders:
The annual meeting of the shareholders of MidWestOne Financial Group, Inc. will be held at 2:00 p.m. on April 19, 2018, at the Hotel Vetro, located at 201 S. Linn Street, Iowa City, Iowa 52240, for the following purposes:

1.	to elect four Class II members of the board of directors for terms expiring in 2021;

2.	to approve, on a non-binding, advisory basis, the compensation of our named executive officers, as described in the accompanying proxy statement, which is referred to as a “say-on-pay” proposal;

3.	to approve, on a non-binding, advisory basis, the frequency with which shareholders will vote on future say-on-pay proposals;

4.	to ratify the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and

5.	to transact such other business as may properly be brought before the meeting and any adjournments or postponements of the meeting.

Only shareholders of record on our books at the close of business on March 1, 2018, the record date for the annual meeting, are entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements of the annual meeting. In the event there are an insufficient number of votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the annual meeting, the meeting may be adjourned or postponed in order to permit us to further solicit proxies.

By Order of the Board of Directors

Kevin W. Monson
Chairman of the Board

Iowa City, Iowa
March 9, 2018

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE TAKE THE TIME TO VOTE BY FOLLOWING THE INSTRUCTIONS PROVIDED ON THE NOTICE. WE HOPE THAT YOU WILL BE ABLE TO ATTEND THE MEETING, AND, IF YOU DO, YOU MAY VOTE YOUR SHARES IN PERSON IF YOU WISH. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE.

MIDWESTONE FINANCIAL GROUP, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
APRIL 19, 2018

This proxy statement is being furnished to our shareholders in connection with the solicitation by our board of directors of proxies to be used at the annual meeting of shareholders to be held at 2:00 p.m. on April 19, 2018, at the Hotel Vetro, located at 201 S. Linn Street, Iowa City, Iowa 52240, or at any adjournments or postponements of the meeting. This proxy statement, together with a copy of our Annual Report on Form 10-K for the year ended December 31, 2017, which we have filed with the Securities and Exchange Commission (the “SEC”), is first being transmitted or delivered to our shareholders on or about March 9, 2018.

QUESTIONS AND ANSWERS

The following is information regarding the meeting and the voting process, presented in a question and answer format. As used in this proxy statement, the terms “MidWestOne Financial,” “the Company,” “we,” “our,” and “us” all refer to MidWestOne Financial Group, Inc. and its consolidated subsidiaries. The terms “MidWestOne Bank” and “the Bank” refer to the Company’s wholly-owned banking subsidiary, MidWestOne Bank, Iowa City, Iowa.

Q:	What is a proxy statement?

A:	A proxy statement is a document, such as this one, required by the SEC that, among other things, explains the items on which you are asked to vote on at the annual meeting of shareholders.

Q:	Why did I receive access to the proxy materials?

A:
We have made the proxy materials available to you over the Internet because on March 1, 2018, the record date for the annual meeting, you owned shares of MidWestOne Financial common stock. This proxy statement lists the matters that will be presented for consideration by our shareholders at the annual meeting to be held on April 19, 2018. It also gives you information concerning the matters to assist you in making an informed decision.

If you vote pursuant to the instructions set forth in the notice and herein, you appoint the proxy holders as your representatives at the meeting. The proxy holders will vote your shares as you have instructed, thereby ensuring that your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, we ask that you instruct the proxies how to vote your shares in advance of the meeting just in case your plans change and you are unable to attend in person.
If you have voted over the Internet or by telephone or signed and returned the proxy card and an issue comes up for a vote at the meeting that is not identified in the proxy materials, the proxy holders will vote your shares, pursuant to your proxy, in accordance with their judgment.

Q:	Why did I receive a notice regarding the Internet availability of proxy materials instead of paper copies of the proxy materials?
We are using the SEC’s notice and access rule that allows us to furnish our proxy materials over the Internet to our shareholders instead of mailing paper copies of those materials to each shareholder. As a result, beginning on or about March 9, 2018, we sent our shareholders by mail a notice containing instructions on how to access our proxy materials over the Internet and vote. This notice is not a proxy card and cannot be used to vote your shares. If you received a notice this year, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the notice.

Q:	What matters will be voted on at the meeting?

A:
You are being asked to vote on: (i) the election of four Class II members of our board of directors for terms expiring in 2021;(ii) the approval, on a non-binding, advisory basis, of the compensation of our named executive officers (which is referred to as a "say-on-pay" proposal); (iii) the approval, on a non-binding, advisory basis, of the frequency with which shareholders will vote on future say-on-pay proposals; and (iv) the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018. These matters are more fully described in this proxy statement.

Q:	How do I vote?

A:
After reviewing this document, submit your proxy using any of the proxy delivery or voting methods indicated on the notice. You may vote by telephone, by Internet, by mail by completing, signing, dating and mailing the proxy card you received in the mail if you received paper copies of the proxy materials, or in person at the meeting. By submitting your proxy, you authorize the individuals named in it to represent you and vote your shares at the annual meeting in accordance with your instructions. Your vote is important. Whether or not you plan to attend the annual meeting, please vote by following the instructions on the notice.

If you sign and return your proxy card but do not mark the card to provide voting instructions, the shares represented by your proxy card will be voted “for” all four nominees named in this proxy statement, “for” the say-on-pay proposal, for future say-on-pay proposals to be voted on “every year,” and “for” the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.
If you are a beneficial owner and a broker or other fiduciary is the record holder (which is usually referred to as “street name” ownership), then you received access to these proxy materials from the record holder of the shares that you beneficially own. The record holder should have given you instructions for directing how the record holder should vote your shares. It will then be the record holder’s responsibility to vote your shares for you in the manner you direct.
If you want to vote in person, please come to the meeting. We will distribute written ballots to anyone who wants to vote at the meeting. Please note, however, that if your shares are held in the name of a broker or other fiduciary (i.e., in street name), you will need to arrange to obtain a legal proxy from the record holder in order to vote in person at the meeting. Even if you plan to attend the annual meeting, we ask that you complete and return your proxy card, or vote by telephone or Internet, in advance of the annual meeting in case your plans change.

Q:	If I hold shares in the name of a broker, who votes my shares?

A:
Under the rules of various national and regional securities exchanges, brokers and other fiduciaries that hold securities on behalf of beneficial owners generally may vote on routine matters even if they have not received voting instructions from the beneficial owners for whom they hold securities, but are not permitted to vote on non-routine matters unless they have received such voting instructions. The ratification of the appointment of the Company’s independent registered public accounting firm is considered to be a routine matter; the election of directors, say-on-pay proposal and approval of the frequency of future say-on-pay votes are considered to be non-routine matters. Thus, if you do not provide instructions to your broker as to how it should vote the shares beneficially owned by you, your broker will be able to vote on the ratification of the appointment of RSM US LLP as our independent registered public accounting firm, but generally will not be permitted to vote on any of the other matters described in this proxy statement.

We therefore encourage you to provide directions to your broker as to how you want your shares voted on all matters to be brought before the meeting. You should do this by carefully following the instructions your broker gives you concerning its procedures.

Q:	How will my shares of common stock held in the employee stock ownership plan be voted?

A:
We maintain an employee stock ownership plan ("ESOP") that owns 295,478 or 2.4% of the current outstanding shares of our common stock. Employees of the Company and the Bank participate in the ESOP. As of the record date, 295,478 shares have been allocated to ESOP participants. Each ESOP participant has the right to instruct the trustee of the plan how to vote the shares of our common stock allocated to his or her account under the ESOP. If an ESOP participant properly executes the voting instruction card, the ESOP trustee will vote the participant's shares in accordance with the participant's instructions. Shares of our common stock held in the ESOP, but not allocated to any participant's account, and allocated shares for which no voting instructions are received from participants, will be voted by the trustee in proportion to the results of the votes cast on the issue by the participants and beneficiaries.

Q:	What does it mean if I receive more than one notice card?

A:
It means that you have multiple holdings reflected in our stock transfer records and/or in accounts with stockbrokers. To vote all of your shares by proxy, please follow the separate voting instructions that you received for the shares of common stock held in each of your different accounts.

Q:	What if I change my mind after I vote?

A:	If you hold your shares in your own name, you may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

•	timely submitting another proxy via the telephone or Internet, if that is the method that you originally used to submit your proxy;

•	signing another proxy card with a later date and returning that proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717, by mail;

•	sending notice to us that you are revoking your proxy; or

•	voting in person at the meeting.
All written notices of revocation and other written communications with respect to revocation of proxies should be sent to: MidWestOne Financial Group, Inc., 102 South Clinton St., Iowa City, Iowa 52240, Attention: Corporate Secretary. If you hold your shares in the name of your broker or other fiduciary and desire to revoke your proxy, you will need to contact that party to revoke your proxy.

Q:	How many votes do we need to hold the annual meeting?

A:
The holders of a majority of the votes entitled to be cast as of the record date must be present in person or by proxy at the meeting in order to hold the meeting and conduct business. Votes are counted as present at the meeting if the shareholder either:

•	is present and votes in person at the meeting; or

•	has properly submitted a signed proxy card or other form of proxy (through the telephone or Internet).

On March 1, 2018, the record date, there were 12,235,240 shares of common stock issued and outstanding. Therefore, at least 6,117,621 shares need to be present, in person or by proxy, at the annual meeting.

Q:	What happens if a nominee is unable to stand for re-election?

A:
The board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. Proxies cannot be voted for more than four nominees. We have no reason to believe any nominee will be unable to stand for re-election.

Q:	What options do I have in voting on each of the proposals?

A:
Except with respect to the election of directors and the vote on the freuency of future say-on-pay votes, you may vote “for,” “against” or “abstain” on each proposal properly brought before the meeting. In the election of directors you may vote “for” or “withhold authority to vote for” each nominee. With respect to the proposal on the frequency of future say-on-pay votes, you may vote “every year,” “every two years,” “every three years,” or “abstain.”

Q:	How many votes may I cast?

A:	Generally, you are entitled to cast one vote for each share of stock you owned on the record date.

Q:	How many votes are needed for each proposal?

A:
Except with respect to the election of directors and the vote on the frequency of future say-on-pay votes, a majority of the votes cast at the meeting will approve each matter that arises at the annual meeting (meaning the number of shares voted “for” the proposal must exceed the number of shares voted “against” such proposal). Directors will be elected by a plurality of the votes cast, and the four individuals receiving the highest number of votes cast “for” their election will be elected as directors of MidWestOne. The frequency with which future say-on-pay votes will be held will also be decided by a plurality, with the frequency receiving the most votes being considered the choice of shareholders. Please note, however, that because the say-on-pay and frequency of future say-on-pay votes are advisory, the outcome of such votes will not be binding on the board of directors or the Compensation Committee.

Also, please remember that the election of directors, the say-on-pay proposal and the frequency of future say-on-pay votes are all considered to be non-routine matters. As a result, if your shares are held by a broker or other fiduciary, it cannot vote your shares on these matters unless it has received voting instructions from you.
Abstentions and broker non-votes, if any, will not be counted as votes cast, but will count for purposes of determining whether or not a quorum is present. Accordingly, so long as a quorum is present, abstentions and broker non-votes will have no effect on any of the matters presented for a vote at the annual meeting.

Q:	Where do I find the voting results of the meeting?

A:	If available, we will announce voting results at the meeting. The voting results also will be disclosed in a Form 8-K that we expect to file within four business days after the meeting.

Q:	Who bears the cost of soliciting proxies?

A:
We will bear the cost of soliciting proxies. In addition to solicitations by mail, our officers, directors or employees may solicit proxies in person or by telephone. These persons will not receive any special or additional compensation for soliciting proxies. We may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.

YOUR VOTE IS IMPORTANT. PLEASE VOTE BY INTERNET OR TELEPHONE OR RETURN YOUR MARKED AND SIGNED PROXY CARD PROMPTLY SO YOUR SHARES CAN BE REPRESENTED, EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON.

PROPOSAL 1:
ELECTION OF DIRECTORS
MidWestOne Financial’s board of directors is divided into three classes. At the annual meeting to be held on April 19, 2018, you will be entitled to elect four directors for terms expiring in 2021, as described herein. We have no knowledge that any of the nominees will refuse or be unable to serve as directors, but if any of the nominees becomes unavailable for election, the holders of proxies reserve the right to substitute another person of their choice as a nominee when voting at the meeting.
The Nominating and Corporate Governance Committee of our board of directors has nominated four persons for election at this annual meeting, all of whom are incumbent directors, except for Nathaniel J. Kaeding. These nominations were further approved by the full board. We did not receive any shareholder nominations for directors for the 2018 annual meeting. Set forth below is information concerning the nominees for election and for the other directors whose terms of office will continue after the meeting, including their age, year first elected or appointed as a director, position with MidWestOne Financial, qualifications to serve on the board and business experience. Unless otherwise specified, each position currently held by a nominee or director has been held for at least five years. The four nominees for director, if elected at the annual meeting, will serve for terms expiring in 2021.
Unless authority to vote for the nominees is withheld, the shares represented by the proxies will be voted “for” the election of the nominees proposed by the board of directors.
The board of directors recommends that you vote your shares “for” each of the nominees for director.

INFORMATION ABOUT NOMINEES, CONTINUING DIRECTORS
AND NAMED EXECUTIVE OFFICERS
All directors will hold office for the terms indicated, or until their earlier death, resignation, removal or disqualification, and until their respective successors are duly elected and qualified. There are no arrangements or understandings between any of the nominees, directors or executive officers and any other person pursuant to which any of our nominees, directors or executive officers have been selected for their respective positions, except as described under “EXECUTIVE COMPENSATION-Potential Payments Upon Termination or Change in Control-Employment Agreements - Messrs. Funk, Cantrell, Kramer, and Jehle” “EXECUTIVE COMPENSATION-Potential Payments Upon Termination or Change in Control-Employment Agreement - Mr. Cook” and “INFORMATION ABOUT NOMINEES, CONTINUING DIRECTORS AND NAMED EXECUTIVE OFFICERS-Merger-Related Agreements.” No nominee, member of the board of directors or executive officer is related to any other nominee, member of the board of directors or executive officer, except for Tracy S. McCormick, who is the daughter of Director Emeritus W. Richard Summerwill and is also a blood relative of Director Emeritus John S. Koza, and Mitchell W. Cook, who is the son-in-law of Director John M. Morrison. No nominee or director has been a director of another “public corporation” (i.e., subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the “Exchange Act”) or of any investment company within the past five years.
Pursuant to the Company’s director retirement policy set forth in the Company’s bylaws, Mr. Stephen L. West, whose term of service as a director on the Company’s board of directors expires in 2018, has informed the board that he will also be retiring from service as a director of the Company, and therefore will not be standing for reelection at the 2018 annual meeting. In addition, pursuant to the Bank’s director retirement policy, Mr. West will be retiring from the Bank’s board of directors effective on the date of the annual meeting. In conjunction with Mr. West’s departure, a new nominee, Nathaniel J. Kaeding, has been nominated to fill the vacant seat created by Mr. West’s retirement.

NOMINEES

Term Expiring 2021

Director
	Name of Individual	Since	Position with MidWestOne Financial
	Richard R. Donohue	2008(1)	Director of MidWestOne Financial and the Bank
	Nathaniel J. Kaeding	-	None
	Ruth E. Stanoch	2015	Director of MidWestOne Financial and the Bank
	Kurt R. Weise	2015(2)	Director of MidWestOne Financial and the Bank

(1)
Mr. Donohue became a director of the Company upon completion of the merger with the former MidWestOne Financial Group, Inc. on March 14, 2008. He had been a director of the former MidWestOne Financial since 1999.

(2)	Mr. Weise became a director of the Company upon completion of the merger with Central Bancshares, Inc. (“Central”) on May 1, 2015. He had been a director of Central since 1988.
Richard R. Donohue. Mr. Donohue, 68, is the former Managing Partner of TD&T CPAs and Advisors, P.C. in Cedar Rapids, Iowa, a certified public accounting firm in which he was involved in all phases of the practice. Mr. Donohue joined the board of directors of the former MidWestOne Financial in 1999. He became a director of the Company upon completion of our merger with the former MidWestOne Financial in March 2008. Mr. Donohue was appointed to the board of directors of the Bank in 2009. We consider Mr. Donohue to be a qualified candidate for service on the board, the Audit Committee, and the Nominating and Corporate Governance Committee due to his business and financial accounting expertise acquired as the managing partner of a certified public accounting firm, as well as his knowledge of and prominence in our market area.
Nathaniel J. Kaeding. Mr. Kaeding, 35, is the Director of Business Development and Client Relations for Build to Suit, Inc., a construction management and real estate development firm based in Bettendorf and Coralville, Iowa. Prior to his role with Build to Suit, Inc., Mr. Kaeding served as the Director of Retail Development for the Iowa City Downtown District where he managed economic development and various marketing, branding and place-making initiatives for the District. Mr. Kaeding is an Iowa City native and attended the University of Iowa as an undergraduate where he earned both academic and athletic All-American honors as a member of the University of Iowa football team.  Mr. Kaeding was selected as the 65th pick in the 2004 NFL draft by the San Diego Chargers and enjoyed a nine-year career as a place-kicker in the NFL.  Upon retirement from the NFL, Mr. Kaeding returned to Iowa City and earned an MBA from the University of Iowa.  We consider Mr. Kaeding to be a qualified candidate for service on the board due to his experience in the real estate industry, his strong ties within the Iowa City community, and his significant involvement in the Iowa City community.
Ruth E. Stanoch. Ms. Stanoch, 59, has been a corporate affairs consultant since 2008. She became a director of the Company upon completion of our merger with Central in May 2015 and a director of the Bank in 2016. Among her prior experiences, in 2010, Ms. Stanoch served as the senior advisor to Minnesota's governor-elect, Mark Dayton, and from 1994 to 2007, was employed with Thomson Legal & Regulatory. Between 2010 and 2012, Ms. Stanoch also served on various committees of the Board of Directors of Archipelago Learning, Inc., a leading subscription-based online education company, which was a public company. She received her Bachelor's degree from the University of Minnesota, and was a policy fellow at the University of Minnesota's Humphrey Institute of Public Affairs. Among other attributes, skills and qualifications, we believe that Ms. Stanoch's extensive corporate experience, leadership at a large corporation and previous service on a public company board provide valuable experience to the Company's board, Compensation Committee, and Nominating and Corporate Governance Committee.
Kurt R. Weise. Mr. Weise, 61, is the retired Executive Vice President of the Company, a position he held from May 2015 upon completion of our merger with Central until December 2016. Mr. Weise joined the board of directors of Central in 1988, and he became a director of the Company and the Bank upon completion of our merger with Central in May 2015. Mr. Weise also served as the Chairman of the Board of Central Bank from 1994 until 2015 and as the President of Central from 1988 until 2015. In addition, Mr. Weise has served in various finance and banking roles with Mr. Morrison and certain of his associates since 1985. Mr. Weise received his Bachelor’s degree from Winona State University, and he is a Certified Public Accountant. Among other attributes, skills and qualifications, we believe that Mr. Weise’s leadership as President of Central, his years of experience in finance and banking, and his status as a CPA enable him to bring valuable insight and knowledge to the Company’s board.

CONTINUING DIRECTORS AND NAMED EXECUTIVE OFFICERS

Term Expiring 2019

		Director
	Name of Individual	Since	Position with MidWestOne Financial
	Tracy S. McCormick	2011	Director of MidWestOne Financial and the Bank
	Kevin W. Monson	2005	Chairman of MidWestOne Financial and the Bank
	Richard J. Schwab	2013	Director of MidWestOne Financial and the Bank
	R. Scott Zaiser	2008(1)	Director of MidWestOne Financial and the Bank

(1)
Mr. Zaiser became a director of the Company upon completion of the merger with the former MidWestOne Financial Group, Inc. on March 14, 2008. He had been a director of the former MidWestOne Financial since 2006. He resigned from the board in May 2015 as part of the restructuring of the board in conjunction with the merger with Central, and was subsequently elected to the board in 2016.

Term Expiring 2020

		Director
	Name of Individual	Since	Position with MidWestOne Financial
	Charles N. Funk	2000	Director, President and Chief Executive Officer of MidWestOne Financial and the Bank
	Michael A. Hatch	2015	Director of MidWestOne Financial
	John M. Morrison	2015(1)	Director of MidWestOne Financial
	Douglas K. True	2017	Director of MidWestOne Financial and the Bank

(1)	Mr. Morrison became a director of the Company upon completion of the merger with Central on May 1, 2015. He had been a director of Central since 1988.
Charles N. Funk. Mr. Funk, 63, is the President and Chief Executive Officer of the Company and the Bank. He joined the Bank in these same roles in November 2000. Prior to that, he held positions as President and Central Region Manager and Chief Investment Officer for Brenton Bank-Des Moines. Mr. Funk has taught for the Colorado Graduate School of Banking in Boulder, Colorado, the Iowa School of Banking, and the Stonier Graduate School of Banking at Georgetown University. He has served on the board of Folience and the American Bankers Association and was the Chairman of the Iowa Bankers Association in 2010 and 2011. Mr. Funk graduated with a Bachelor’s degree from William Jewell College. We consider Mr. Funk to be a qualified candidate for service on the board due to his extensive expertise in the financial services industry, particularly in the state of Iowa, and intimate knowledge of MidWestOne Financial’s business and operations and because of his role as the President and Chief Executive Officer of MidWestOne Financial and the Bank.
Michael A. Hatch. Mr. Hatch, 69, has been employed as a trial and litigation attorney with Blackwell Burke P.A. since 2007. He became a director of the Company upon the completion of our merger with Central in May 2015. Among his prior experience, Mr. Hatch served as Minnesota’s Attorney General from 1999 to 2007, and he has served on the boards of a number of insurance companies. He earned his Bachelor’s degree from the University of Minnesota-Duluth and his Juris Doctorate from the University of Minnesota Law School. Among other attributes, skills and qualifications, we believe that Mr. Hatch’s service as a board member of insurance companies and extensive experience in the Minnesota legal arena enable him to bring valuable insight and knowledge to the Company’s board and Compensation Committee.
Tracy S. McCormick. Ms. McCormick, 57, is the Chief Financial Officer and a director of Mill Creek Development Company, an urban planning and development company in Pasadena, California. She currently serves on the board of Folience, a private company based in Cedar Rapids, Iowa. Her prior experience includes a career in investment banking with J.P. Morgan & Co., Incorporated in New York, Chicago, and Los Angeles. Ms. McCormick is the daughter of our former Chairman and current Director Emeritus, W. Richard Summerwill, and became a director of the Company in 2011 following his retirement from the board. She became a director of the Bank upon the completion of our merger with Central in May 2015. Ms. McCormick received a Bachelor’s degree in Economics and Communications from the University of Michigan and a M.Sc. in Economics from the London School of Economics and Political Science. We consider Ms. McCormick to be a qualified candidate for service on the board, the Audit Committee and the Compensation Committee due to her skills and expertise developed in investment banking and subsequent business experience.

Kevin W. Monson. Mr. Monson, 66, is the Chairman of the Board of the Company and Chairman of the Board of the Bank. He served as the President, Managing Partner and the largest shareholder of Neumann Monson, Inc., an architectural services firm headquartered in Iowa City, from 1992 through 2017, and is currently the Chairman of the Board and a shareholder of Neumann Monson, Inc. He became a director of the Company and the Bank in 2005. Mr. Monson is also the majority partner in Tower Partners, a real estate investment partnership, and several other real estate investment corporations. We consider Mr. Monson to be a qualified candidate for service on the board due to his skills and expertise developed as the head of a successful architectural firm and his knowledge of and prominence in the Iowa City market.
John M. Morrison. Mr. Morrison, 80, is a director of the Company and served as the Chairman of the Board of the Company from May 2015 to April 2016, upon the completion of our merger with Central. He served as the Chairman of Central from 1988 until 2015. Mr. Morrison also serves as the Chairman of the University of St. Thomas. Among his prior experience, Mr. Morrison has also served as a director of three publicly-traded companies more than five years ago. Mr. Morrison received his Bachelor’s degree from the University of Minnesota and attended law school at LaSalle University. He received an honorary Doctor of Law degree from the University of St. Thomas. Among other attributes, skills and qualifications, we believe that Mr. Morrison’s service as a board member of public and private companies enable him to bring valuable insight and knowledge to the Company’s board.
Richard J. Schwab. Mr. Schwab, 66, is a self-employed entrepreneur, angel fund investor, real estate investor and business owner, and is also a Certified Public Accountant. Mr. Schwab was a director of the Company from 2004 to 2008 and rejoined the board in July 2013, and has been a director of the Bank since 2004. We consider Mr. Schwab to be a qualified candidate for service on the board, the Audit Committee and the Nominating and Corporate Governance Committee due to his skills and expertise developed as an entrepreneur, and his knowledge of and prominence in the Iowa City market.
Douglas K. True. Mr. True, 68, is the retired Senior Vice President for Finance and Operations and University Treasurer for the University of Iowa, positions he held from 1991 to 2016. Mr. True served as the chief financial officer of the University of Iowa and provided operational oversight and management direction for a broad range of non-academic units including human resources, facilities management and utilities. He also oversaw the operating and capital budgets of the University of Iowa with broad responsibility for financial management and controls of all university budgets. Mr. True received an MBA from Drake University. We consider Mr. True to be a qualified candidate for service on the board, Audit Committee and Compensation Committee due to his extensive business and financial accounting expertise, as well as his knowledge of and prominence in our market area.
R. Scott Zaiser. Mr. Zaiser, 57, is the President of Zaiser's Landscaping, Inc. in Burlington, Iowa, which is a landscaping company specializing in the design and installation of landscaping for residential and commercial properties in southeastern Iowa and west central Illinois. Mr. Zaiser became a director of the former MidWestOne Bank in 2000 and became a director of the former MidWestOne in 2006. Mr. Zaiser was a director of the Company upon completion of our merger with the former MidWestOne, serving from 2008 to 2015. He resigned from the board in May 2015 as part of the restructuring of the board in conjunction with the merger with Central and was subsequently elected to the board in 2016. He was appointed to the board of directors of the Bank in 2011. We consider Mr. Zaiser to be a qualified candidate for service on the board and the Nominating and Corporate Governance Committee due to his skills acquired as the president of a successful business, as well as his knowledge of the Burlington market.
In addition, Mr. W. Richard Summerwill, who had served on our board of directors since our formation in 1983 and served as our long-time Chief Executive Officer prior to our merger with the former MidWestOne Financial in March 2008, and Mr. John S. Koza, who also had served on our board of directors since our formation in 1983 and retired from the board in 2014, both currently serve as non-voting Directors Emeriti.
Finally, the following individuals serve as executive officers of MidWestOne Financial, four of whom are named in the compensation tables included in this proxy statement:
James M. Cantrell. Mr. Cantrell, 58, is Vice President, Chief Investment Officer and Treasurer of the Company and Senior Vice President, Chief Investment Officer and Treasurer of the Bank. He has also served as the Interim Chief Financial Officer of both the Company and the Bank since December 2017. He joined the Company in his current positions, other than Interim Chief Financial Officer, in July 2009. Prior to joining the Bank, he had been with Provident Bank in Baltimore, Maryland, since 2008, where he served as Senior Vice President and Director of Treasury Operations. In that capacity, he was responsible for management of asset/liability activities, investment portfolio accounting, and derivative activity and compliance. Prior to that, he was employed as the Senior Vice President and Treasurer of Mercantile-Safe Deposit and Trust Company in Baltimore, Maryland, where he had been employed since 2001. Mr. Cantrell has a Bachelor’s degree in business and economics from Wittenberg University.

Mitchell W. Cook. Mr. Cook, 53, is a Senior Regional President for the Minnesota and Wisconsin markets of the Company.  Prior to MidWestOne’s merger with Central, he served as the President and Chief Operating Officer of Central Bank since 2010. He began his career with Central in 2002 as a Commercial Lender. Prior to joining Central, Mr. Cook was involved in non-bank businesses in western Michigan, where he gained 15 years of experience in retail, wholesale distribution and manufacturing. Mr. Cook received his Bachelor's degree in economics from Colby College in Maine. Mr. Cook received his MBA in management information systems and strategic management from the Carlson School of Management at the University of Minnesota. He is also a graduate of the Graduate School of Banking in Madison, Wisconsin.
Kevin E. Kramer. Mr. Kramer, 51, is Chief Operating Officer of the Company. He joined the Company in his current position in October 2016. Prior to joining the Company, he had been with Bank Midwest since 2011, where he served as Executive Vice President of Commercial Banking. In that capacity, he was responsible for commercial banking, business development and client relationship management. Prior to that, he was employed as the Senior Vice President and Director, Commercial Strategy and Administration at UMB Financial Corporation, where he had been employed since 1995. Mr. Kramer has a Bachelor's degree in business administration from Benedictine College.
Kent L. Jehle. Mr. Jehle, 58, is the Executive Vice President and Chief Credit Officer of the Company and the Bank. He became the Company's Executive Vice President and Chief Credit Officer upon consummation of our merger with the former MidWestOne Financial in March 2008. Prior to that merger, Mr. Jehle had been serving as the Bank's Executive Vice President-Commercial Banking since 2004. He has been with the Company and the Bank since 1986.
Karin M. Taylor. Ms. Taylor, 50, is the Senior Vice President and Chief Risk Officer of the Company. Prior to the merger with Central, she served as the Chief Risk Officer of Central Bank since 2009. Prior to joining Central, she worked as a Director in the Risk Management Consulting practice at McGladrey. She has 25 years of experience in industry and consulting including management of various operational, lending and retail divisions, regulatory compliance, internal audit, process design and workflow management. Ms. Taylor received her Bachelor's degree from St. Olaf College.
Merger-Related Agreements
Pursuant to the terms of the Agreement and Plan of Merger dated November 20, 2014, by and between Central and the Company (the “Merger Agreement”), as the holder of all of the outstanding shares of the common stock of Central, the John M. Morrison Revocable Trust #4 (the “Trust”) received as merger consideration, upon the closing of the merger on May 1, 2015, $64,000,000 in cash and 2,723,083 shares of MidWestOne Financial common stock, which represented 24.5% of the outstanding shares of MidWestOne Financial common stock at that tme. Mr. Morrison, a director of the Company, is the trustee of the Trust. As described under “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT,” Mr. Morrison beneficially owned 431,393 shares as of February 13, 2018, or 3.5% of our common stock as of such date, which included 245,693 shares, or 2.0% of our common stock, beneficially owned by the Trust as of such date.
The Company and Central negotiated in the Merger Agreement that the board of directors of the Company following the merger would consist of directors appointed by the Company (each, a “Company-Related Director”) and directors appointed by Central (each, a “Central-Related Director”). The Class I directors consist of two Company-Related Directors and two Central-Related Directors, one of whom is required to be Mr. Morrison. Class I will consist of two Central-Related Directors until the 2020 annual meeting of shareholders, except under certain circumstances described in the bylaws. The Class II directors consist of two Company-Related Directors and two Central-Related Directors. Class II will consist of two Central-Related Directors until the 2021 annual meeting of shareholders, except under certain circumstances described in the bylaws. The Class III directors consist of four Company-Related Directors.
In addition, Mr. Morrison, a director, was a party to the Shareholder Agreement dated as of November 20, 2014 (the “Shareholder Agreement”), among the Company, the Trust, CBS LLC (“TruPS Holder”), the holder of all outstanding preferred securities of CBI Capital Trust III, Riverbank Insurance Center, Inc., the holder of all outstanding Class A units (the “Insurance Agency Units”) of Central Insurance Agency, LLC (“Insurance Agency Owner”), and Mr. Morrison, who has common control over the Trust, TruPS Holder and Insurance Agency Owner. Among other things, pursuant to the Shareholder Agreement: (i) the Trust and Mr. Morrison were entitled to certain preemptive rights with respect to MidWestOne Financial securities until the first to occur of November 20, 2017 or the Trust and Mr. Morrison owning less than 10% of our common stock, which occurred on March 22, 2017; and (ii) the Company is generally entitled to a right of first refusal in the event that any of the Trust, Insurance Agency Owner, TruPS Holder and Mr. Morrison desire to sell shares of MidWestOne Financial common stock following the effective time of the merger. Additionally, the Shareholder Agreement subjects the Trust, Insurance Agency Owner, TruPS Holder and Mr. Morrison to certain customary “standstill” provisions and a requirement that such parties vote their shares of MidWestOne Financial common stock in accordance with the terms of the Shareholder Agreement with respect to various matters for certain periods of time. The Trust, Insurance Agency Owner, TruPS Holder and Mr. Morrison are required to vote their shares in favor of all nominees to the board of directors as approved by the board, through the 2018 annual meeting of shareholders.

CORPORATE GOVERNANCE AND BOARD MATTERS
General
The board has adopted guidelines on significant corporate governance matters that, together with our Code of Business Conduct and Ethics and other policies, creates our corporate governance standards. Generally, the board oversees our business and monitors the performance of our management. In accordance with our corporate governance standards, the board does not involve itself in the day-to-day operations of MidWestOne Financial, which is monitored by our executive officers and management. Our directors fulfill their duties and responsibilities by attending regular meetings of the board, which convene at least on a quarterly basis, and through committee membership, which is discussed below. Our directors also discuss business and other matters with Mr. Funk, our President and Chief Executive Officer, other key executives and our principal external advisers (legal counsel, auditors and other consultants).
With the exception of Messrs. Funk, Morrison, and Weise, each of our current directors and nominees is “independent,” as defined under The Nasdaq Stock Market LLC’s listing rules, and the board has determined that the independent directors do not have other relationships with us that prevent them from making objective, independent decisions. The board of directors has established an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee, each of which is currently made up solely of independent directors. The current charters of each of these committees are available on our website at www.midwestonefinancial.com. Our Code of Business Conduct and Ethics is also available on our website. Also posted on our website is a general description regarding our company and links to our filings with the SEC.
Our board of directors held ten meetings during 2017. All of the directors attended at least 75% of the board meetings and meetings of committees of which they were members. While we do not have a specific policy regarding attendance at the annual shareholder meeting, all directors are encouraged and expected to attend the meeting. Last year’s annual meeting was attended by all of the directors in office at such time, except for Mr. West.
Audit Committee
In 2017, prior to the annual meeting of shareholders, the Audit Committee was comprised of Messrs. Donohue (Chairman) and Schwab, and Mses. McCormick and Stanoch. Following the 2017 annual meeting of shareholders, the Audit Committee has comprised of Messrs. Donohue (Chairman), Schwab, and True, and Ms. McCormick. Each individual is considered to be “independent” under Nasdaq listing rules and the regulations of the SEC. It is anticipated that the composition of the Audit Committee will remain the same throughout 2018, except that Mr. Kaeding is expected to join the Audit Committee following the 2018 annual meeting of shareholders. The board of directors has determined that Mr. Donohue qualifies as an “audit committee financial expert” under the regulations of the SEC. The board has based this determination on Mr. Donohue’s education and his professional experience as the managing partner of a certified public accounting firm.
The functions performed by the Audit Committee include, among other things, the following:

•	overseeing our accounting and financial reporting;

•	selecting, appointing and overseeing our independent registered public accounting firm;

•	reviewing actions by management on recommendations of the independent registered public accounting firm and internal auditors;

•	meeting with management, the internal auditors and the independent registered public accounting firm to review the effectiveness of our system of internal controls and internal audit procedures; and

•	reviewing reports of bank regulatory agencies and monitoring management’s compliance with recommendations contained in those reports.
To promote independence of the audit function, the Audit Committee consults separately and jointly with our independent registered public accounting firm, the internal auditors and management. We have adopted a written charter for the committee, which sets forth its duties and responsibilities. The current charter is available on our website at www.midwestonefinancial.com. In 2017, the committee met fifteen times.

Compensation Committee
In 2017, prior to the annual meeting of shareholders, the Compensation Committee of MidWestOne Financial was comprised of Messrs. West (Chairman), Hatch, and Ruud, and Ms. McCormick. Following the 2017 annual meeting of shareholders, the Compensation Committee of MidWestOne Financial has comprised of Ms. McCormick (Chairperson), Ms. Stanoch, and Messrs. Hatch, True, and West. Mr. West will leave the committee upon his retirement from the board of directors in April 2018. Each individual served as an “independent” director as defined by Nasdaq listing requirements, an “outside” director pursuant to Section 162(m) of the Internal Revenue Code and a “non-employee” director under Section 16 of the Exchange Act.
The Compensation Committee reviews the performance of our Chief Executive Officer, Charles N. Funk, and determines the salary and bonus paid to him. It also reviews and determines the salaries and bonuses paid to our other Named Executive Officers (“NEOs”). The Compensation Committee relies upon Mr. Funk’s assessment of each NEO’s individual performance, which considers, as applicable, each executive’s efforts in achieving his or her individual goals each year and the executive’s overall success in the performance of his or her role in the organization. Individual goals for NEOs are established by Mr. Funk in consultation with each executive officer which consider the strategic and financial objectives of the Company. The Compensation Committee also consults with management and its independent advisors on a variety of matters relative to overall executive compensation and respective performance of our NEOs. No executive officer participates in any recommendation, discussion, or decision with respect to his or her own compensation or benefits. Further, the Compensation Committee administers our overall executive compensation program including equity incentive plans, our long-term incentive plans and our executive incentive bonus plans. As a result, it has ultimate responsibility for interpretation and oversight of those plans.
The Compensation Committee’s duties, responsibilities, and functions are further described in its charter. The committee reviews its charter at least annually. It then recommends approval of the charter to the Company’s board of directors. The committee’s charter is available on our website, www.midwestonefinancial.com.
The charter gives the Compensation Committee the authority to hire outside consultants and independent advisors to further its objectives and responsibilities. For the last several years and again in 2017, the Compensation Committee retained the independent compensation consultant services of F.W. Cook & Co., Chicago, Illinois, to provide expertise and serve as a resource with respect to current market activities involving executive compensation practices and procedures, and also to help analyze our executive compensation practices and procedures. F.W. Cook & Co. provides no other services to the Company, and the Compensation Committee believes F.W. Cook & Co. is independent as determined under applicable Nasdaq guidance.
The Compensation Committee met four times during 2017, convening in January, February, August, and December. Ms. McCormick also met as needed with internal staff members and members of management to assemble compensation information for this proxy statement.
Nominating and Corporate Governance Committee
In 2017 the members of the Nominating and Corporate Governance Committee of MidWestOne Financial were Messrs. Schwab (Chairman), Donohue, and Zaiser, and Ms. Stanoch, and these individuals currently comprise the Nominating and Corporate Governance Committee. Each individual is considered “independent” under Nasdaq listing rules. It is anticipated that the composition of the Nominating and Corporate Governance Committee will remain the same throughout 2018, except that Mr. Kaeding is expected to join the Nominating and Corporate Governance Committee following the 2018 annual meeting of shareholders. The primary purposes of the committee are to identify and recommend individuals to serve on our board of directors and to review and monitor our policies, procedures and structure as they relate to corporate governance. We have adopted a written charter for the committee, which sets forth its duties and responsibilities. The current charter is available on our website at www.midwestonefinancial.com. In 2017, the committee met five times.
Director Nominations and Qualifications
For the 2018 annual meeting, the Nominating and Corporate Governance Committee nominated for re-election to the board three incumbent directors whose current terms are set to expire at the 2018 annual meeting and one new nominee. These nominations were further approved by the full board. We did not receive any properly-made shareholder nominations for directorships for the 2018 annual meeting.
The Nominating and Corporate Governance Committee evaluates all potential nominees for election, including incumbent directors, board nominees and any shareholder nominees included in the proxy statement, in the same manner. Generally, the committee believes that, at a minimum, directors should possess certain qualities, including the highest personal and professional ethics and integrity, a sufficient educational and professional background, demonstrated leadership skills, sound judgment, a strong sense of service to the communities which we serve and an ability to meet the standards and duties set forth in our Code of Business Conduct and Ethics. While we do not have a separate diversity policy, the committee does consider the diversity of its directors and nominees in terms of knowledge, experience, skills, expertise, and other demographics which may contribute to the board. The committee also evaluates potential nominees to determine if they have any conflicts of interest that may interfere with their ability to serve as effective board members and to determine whether they are “independent” in accordance with Nasdaq listing rules (to ensure that at least a majority of the directors will, at all times, be independent). The committee has not, in the past, retained any third party to assist it in identifying qualified candidates.
The committee identifies nominees by first evaluating the current members of the board whose term is set to expire at the upcoming annual shareholder meeting and who are willing to continue in service. Current members of the board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the board does not wish to continue in service or if the committee or the board decides not to re-nominate a member for re-election, the committee would identify the desired skills and experience of a new nominee in light of the criteria above. Mr. Kaeding, the nominee for election at the 2018 annual meeting of shareholders, was nominated to the board of directors by Mr. Schwab.
Board Leadership Structure
The positions of Chairman of the Board and Chief Executive Officer of MidWestOne are currently held by separate individuals. We believe this is the most appropriate structure for our board at this time. The Chairman provides leadership to the board and works with the board to define its structure and activities in the fulfillment of its responsibilities. The Chairman sets the board agendas with board and management input, facilitates communication among directors, works with the Chief Executive Officer to provide an appropriate information flow between management and the board and presides at meetings of the board and shareholders. With the Chairman’s assumption of these duties, the Chief Executive Officer may place a greater focus on our strategic and operational activities. We also believe our board feels a greater sense of involvement and brings a wider source of perspective as a result of this structure, from which we benefit.
Independent Director Sessions
The board of directors has created the position of a “lead” independent director, currently filled by Ms. McCormick. The Nominating and Corporate Governance Committee reviews this appointment annually, and the full board has the opportunity to ratify the committee’s selection. It is expected that Ms. McCormick will serve as lead director after the 2018 annual meeting of shareholders. The lead independent director assists the board in assuring effective corporate governance and serves as chairman of the independent director sessions. Consistent with Nasdaq listing rules, the independent directors regularly have the opportunity to meet without the non-independent directors present, and in 2017 there were two such sessions.
Board’s Role in Risk Oversight
Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including general economic risks, credit risks, regulatory risks, audit risks, reputational risks and others, such as risks related to the unintentional effects our compensation plans may have on employee decision-making or the impact of competition. Management is responsible for the day-to-day management of risks the Company faces, while the board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.
While the full board of directors is charged with ultimate oversight responsibility for risk management, various committees of the board and members of management also have responsibilities with respect to our risk oversight. In particular, the Audit Committee plays a large role in monitoring and assessing our financial, legal, and organizational risks, and receives regular reports from our Chief Risk Officer regarding comprehensive organizational risk as well as particular areas of concern. The Compensation Committee monitors and assesses the various risks associated with compensation policies, and oversees incentive plans to ensure a reasonable and manageable level of risk-taking consistent with our overall strategy. Additionally, our Chief Credit Officer and loan review staff are directly responsible for overseeing our credit risk.
We believe that establishing the right “tone at the top” and providing for full and open communication between management and our board of directors are essential for effective risk management and oversight. Our executive management meets regularly with our other senior officers to discuss strategy and risks facing the Company. Senior officers attend many of the board meetings or, if not in attendance, are available to address any questions or concerns raised by the board on risk management-related and any other matters. Additionally, each of our board-level committees provides regular reports to the full board and apprises the board of our comprehensive risk profile and any areas of concern.
Code of Ethics
We have a Code of Business Conduct and Ethics in place that applies to all of our directors, officers and employees. The code sets forth the standard of ethics that we expect all of our directors, officers and employees to follow, including our Chief Executive Officer and Chief Financial Officer. The Code of Business Conduct and Ethics is posted on our website at www.midwestonefinancial.com. We intend to satisfy the disclosure requirements under Item 5.05(c) of Form 8-K regarding any amendment to or waiver of the code with respect to our Chief Executive Officer and Chief Financial Officer, and persons performing similar functions, by posting such information on our website.

AUDIT COMMITTEE REPORT
The Audit Committee is comprised of four members of the board of the Company. All the members of the Audit Committee are independent from management and the Company, as independence is currently defined in the Nasdaq listing requirements. The Audit Committee is governed by a charter. A copy of the charter is available on the Company’s website.
Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting and assessing the effectiveness of internal control over financial reporting. The Audit Committee discussed with management and the Company’s independent registered accounting firm, which we refer to as the external auditor, the Company’s annual and quarterly SEC reports on Forms 10-K and 10-Q including the financial statements and disclosures prior to their public release. The Audit Committee also reviewed, where appropriate, other selected SEC filings and public disclosures regarding financial matters, such as earnings releases, prior to their public release. The Audit Committee discussed with Company management and the external auditor changes in accounting rules or standards that could materially impact the Company’s financial statements and the implementation of those rules or standards.
The meetings of the Audit Committee are designed to facilitate and encourage communication among the Audit Committee, the Company, the Company’s internal auditors and the Company’s external auditor. The Audit Committee discussed with the Company’s internal auditors and external auditor the overall scope for their respective audits. The Audit Committee meets with the internal auditors and external auditor, with and without management present, to discuss results of their examinations, their evaluations of the Company’s internal control, and overall quality of the Company’s financial reporting.
As part of its oversight responsibility, the Audit Committee periodically reviews the external auditor’s qualifications, performance and independence in connection with the determination to retain the external auditor. In conducting the review for its 2018 recommendation to retain RSM US LLP as the external auditor, the Audit Committee considered factors including the professional qualifications of the external auditor, the external auditor’s recent and historical performance related to the Company’s audit, including a review of auditor performance feedback surveys completed by management, results of Public Company Accounting Oversight Board (PCAOB) examinations, and an evaluation of the external auditor’s independence. RSM US LLP has been the external auditor for the Company since 2013.
The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2017 with our management and RSM US LLP, the independent registered public accounting firm that audited our financial statements for that period. The committee has also discussed with RSM US LLP the matters required to be discussed by Auditing Standards No. 1301, and has received and discussed the written disclosures and the letter from RSM US LLP required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence. Based on the review and discussions with management and RSM US LLP, the Audit Committee has recommended to the board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.
Submitted by:
The MidWestOne Financial Group, Inc. Audit Committee
Richard R. Donohue (Chairman)
Tracy S. McCormick
Richard J. Schwab
Douglas K. True

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This Compensation Discussion & Analysis (“CD&A”) describes MidWestOne Financial Group’s compensation philosophy and policies as applicable to the NEOs listed in the Summary Compensation Table on page 24. It explains the structure of each material element of compensation, and provides context for the more detailed disclosure tables and specific compensation amounts provided following this CD&A.
MidWestOne Financial Group and MidWestOne Bank share an executive management team. The members of the executive management team, including the NEOs, are compensated by the Bank, not by MidWestOne Financial. The compensation packages of the NEOs are determined and approved by the Compensation Committee (the “Committee”) based on the executives’ performance and roles for both MidWestOne Financial and MidWestOne Bank.
Named Executive Officers
In this CD&A and the executive compensation tables that follow, we are reporting six “named executive officers” or “NEOs.” Our former Chief Financial Officer, Katie A. Lorenson, resigned from the Company effective December 7, 2017. As of that date, the transition process began immediately with the appointment of James M. Cantrell as our interim Chief Financial Officer. As of December 31, 2017, our six NEOs included: Charles N. Funk, our President and Chief Executive Officer, James M. Cantrell, our Senior Vice President and Interim Chief Financial Officer, Kevin E. Kramer, our Chief Operating Officer, Kent L. Jehle, our Executive Vice President and Chief Credit Officer, Mitchell W. Cook, our Senior Regional President, and Katie A. Lorenson, our former Senior Vice President & Chief Financial Officer.
Our Financial & Operational Performance
Net income for 2017 amounted to $18.7 million, or $1.55 per share.  This compares to 2016 net income of $20.4 million, or $1.78 per share. Return on average assets of 0.60% and return on average tangible equity of 8.00% for 2017 were both below the Company’s budget and long-term goal of 1.00-1.15% and 11-13%, respectively.  Of note is that the Company achieved an impressive efficiency ratio for 2017 of 58.64%.  Both loan growth and deposit growth in 2017 enjoyed the best growth rates for the Company in the past several years (5.6% and 5.0%, respectively) and this was reflected in a 4.6% increase in net interest income between 2016 and 2017.  Net charged-off loans in 2017 increased to 0.51% of total loans, the largest net charge-off ratio in more than ten years.  The net charge-offs combined with the resulting increase in the provision for loan losses had the largest impact on the Company’s decline in net income for 2017 from 2016.  At year-end 2017, the allowance for loan loss represented 117.59% of identified non-performing loans, up from 76.76% at prior year-end.  The Company’s capital remained well in excess of regulatory guidelines and tangible equity to tangible assets, net of deferred tax on intangibles, was 8.44% at 2017 year-end, up from 7.62% at 2016 year-end.  Also noteworthy is the Company’s issuance of 750,000 additional shares of common stock in the first half of 2017, which raised $24.4 million (net of fees) in equity capital. Return on average tangible equity, efficiency ration and tangible equity to tangible assets net of deferred tax on intangibles are non-GAAP financial measures. See pages 32 through 34 of the Company’s Form 10-K for the year ended December 31, 2017, for a reconciliation to the most comparable GAAP equivalent measures.

2017 was a year of both challenges and progress for the Company.   Specifically, the challenges were related to increasing credit costs and a large loan charge-off in the fourth quarter.  Our credit costs were the primary factor that kept us from earning our budgeted pre-tax income goal for the year.  A non-recurring, non-cash charge of $3.2 million related to the lowering of the corporate income tax rate also affected fourth quarter and full year numbers for 2017. We anticipate that this loss will be recovered relatively quickly in the future through a lower tax rate paid for federal income taxes.

2017 Say-On-Pay
At 98% of votes cast shareholders in 2017 overwhelmingly supported our executive compensation program. This was similar to 2016 and was the second highest approval of our peer group, which is described below. The overall support for our peers’ compensation programs averaged nearly 94%, consistent with the Russell 3000 median. MidWestOne Financial, the board and the Committee pay careful attention to communications received from shareholders, including the results of these nonbinding, advisory say-on-pay votes. The Committee considered the results of the advisory vote as one of the many factors in making 2017 compensation decisions and believes that the vote reflects the strong support of our shareholders with respect to the philosophy and methodology pursuant to which we compensate our executive officers. The Committee did not alter our compensation philosophy or methodology as a result of the 2017 vote.

Compensation Philosophy and Objectives
The Committee believes our executive compensation plans, programs and objectives support MidWestOne Financial’s achievement of sustained, long-term financial success and the overall goal of increasing shareholder value. MidWestOne Financial’s compensation program is designed to attract and retain executive management and key employees, motivate them to achieve desired performance, and reward them for excellent performance. The compensation program is not designed or intended to reward substandard performance. Accordingly, our executive compensation program is intended to align the interests of executive management and key employees with those of our shareholders without creating undue risk to the Company.
MidWestOne Financial’s executive compensation program is designed and structured to be consistent with the guiding philosophies, and to achieve the strategic objectives, as follows:

•	deliver a consistent and competitive return to our shareholders;

•	maintain an environment which encourages and promotes stability and a long-term perspective for both the Company and our management team;

•	provide a competitive compensation program, which is motivating for officers and staff members, giving us the flexibility to:

◦	encourage the performance and success of each individual in support of our goals and strategic plan;

◦	allow the hiring and retention of key personnel who are critical to our long-term success;

◦	emphasize goal-based performance objectives, including incentive compensation programs aligned with management’s strategic plan and focused efforts; and,

◦	mitigate undue risk to the Company with respect to all compensation practices and programs; and,

•	sustain exemplary management practices which:

◦	fulfill appropriate and necessary oversight responsibility to the constituents of MidWestOne Financial (shareholders, customers, employees, regulators, and communities);

◦	maintain the highest level of ethical standards and conduct according to our overall corporate policies; and,

◦	avoid any implied or real conflict between management’s responsibilities to the Company and each person’s personal interests.
The Committee believes that the compensation program for our NEOs should reflect, in large part, success as a management team rather than as individuals, with focus on attaining key operating objectives with measurable results pertaining to loan, deposit, and total asset growth, asset quality, the growth and consistency of earnings, providing support to the many communities in which we serve, and ultimately an increased market price for our stock. Our compensation program provides balanced reward opportunities tied to performance outcomes that drive shareholder value. The Committee continues to be mindful of the importance of an executive compensation program which is designed to include incentives that do not threaten the value of MidWestOne Financial or the investments of our shareholders and has concluded that our compensation program is reasonably unlikely to have a material adverse effect on the Company.
Peer Group Benchmarking
As noted previously, the Compensation Committee engaged the services of F. W. Cook & Co., an independent compensation consultant (“F.W. Cook”), to provide expertise and serve as a resource to the Committee. In connection with its work for the Committee during 2017, F.W. Cook assisted the Committee with an evaluation of an appropriate peer group of Midwestern financial institutions. The peer group companies were identified based on asset size, economic factors, and geographical area, and are intended to reflect the Company’s asset size and geographical footprint.

The 2017 peer group was the same as the 2016 peer group and included:

• Bank Mutual Corporation, Milwaukee, WI	• Hills Bancorporation, Hills, IA
• Community Trust Bancorp, Inc., Pikeville, KY	• Horizon Bancorp, Michigan City, IN
• Enterprise Financial Services Corp., Clayton, MO	• Lakeland Financial Corporation, Warsaw, IN
• First Busey Corporation, Champaign, IL	• MainSource Financial Group, Inc., Greensburg, IN
• First Financial Corporation, Terra Haute, IN	• Mercantile Bank Corporation, Grand Rapids, MI
• First Merchants Corporation, Muncie, IN	• QCR Holdings, Inc., Moline, IL
• First Mid-Illinois Bancshares, Inc., Mattoon, IL	• Waterstone Financial, Inc., Wauwatosa, WI
• German American Bancorp, Inc., Jasper, IN	• West Bancorporation, West Des Moines, IA
• Heartland Financial USA, Inc., Dubuque, IA
The Committee strives to maintain a total compensation position which is competitive and fair with respect to our regional peer banks, and, more specifically, aligns our NEOs’ compensation with our financial performance relative to our peer group, with a goal of ranking within the top one-third of this group when supported by the Company’s financial performance. The Committee, with the assistance of F.W. Cook, annually performs a detailed review of the Company’s total compensation levels by pay element to those of its peer group.
Compensation Components
General. There are four primary components to our executive officer compensation program: base salary, incentive bonus, equity awards and additional fringe benefits. In reviewing an executive officer’s compensation, the Committee considers and evaluates all components of the officer’s total compensation with the intention of providing each executive with a competitive compensation package. The Committee gives consideration to the research and analysis conducted by F.W. Cook to ensure that the total compensation paid to each of our executive officers remains competitive with the total compensation paid by our peers. Further, the Committee considers any amounts an officer is entitled to receive upon retirement, termination or a change-in-control event.
As described in more detail below, MidWestOne Financial has entered into employment agreements with each of our NEOs. The Committee believes these agreements serve to attract and retain key executives to MidWestOne Financial and that their terms allow each executive to focus his or her significant individual efforts and attention on matters that are most important to the continued success of the Company.
Base Salary. The Committee believes that competitive base salary for the NEOs is important to keep too much emphasis from being placed on short-term performance and short-term incentives. Base salaries of our NEOs are typically adjusted during the annual performance review process.
In setting annual base salary, the Committee typically considers an executive’s level of responsibility, individual performance during the prior year, internal pay equity and information concerning the compensation practices of our peer group. The Committee reviews Mr. Funk’s performance during the prior year. Each NEO’s performance is evaluated by reviewing performance appraisal information and recommendations made available by management. This review considers each NEO’s achievement of individual goals and how his or her performance has contributed to the overall financial performance of the Company. Mr. Funk presents the performance evaluations and his recommendations for each NEO, other than himself, to the Committee. Ms. McCormick, the Committee’s Chairperson, presents the same for Mr. Funk. Mr. Monson, the Chair of the Company’s board of directors also provides feedback to the Committee about Mr. Funk’s performance.
The Committee also considers the evolving landscape of the banking environment regionally and nationally, the impact of the economy and increased regulation of our industry on our earnings, the return on average assets, and overall assets. The Committee also considers certain economic factors in the financial industry that are beyond the NEOs’ control.
Cash Incentive Awards-Bonus. The Committee also determines annual cash incentive awards for our NEOs with consideration to the performance results outlined for each executive under the executive bonus plan. All of the NEOs, other than Mr. Cook, were eligible to participate in the 2017 executive bonus plan. Mr. Cook participated in a commercial lending incentive compensation plan. Ms. Lorenson, while eligible to participate, did not receive any bonus as a result of her resignation. The executive bonus plan is designed to incentivize the achievement of individual and corporate financial goals while considering the mitigation of any risks which may affect the Company’s overall financial performance. Generally speaking, thresholds and targets are set within the executive bonus plan so that improvement in each goal category is necessary in order to receive any or all of a potential bonus payout. The executive bonus plan also includes a minimum Company-wide performance threshold. If the minimum threshold is not achieved, then annual cash incentives would not be payable under the executive bonus plan. Mr. Cook’s commercial lending incentive compensation plan includes certain credit quality measures that must be satisfied in order for a bonus to be due and payable to him thereunder. The Committee retains the discretion to increase or decrease the amount of a bonus or any incentive compensation plan payment if it determines that special circumstances existed during the year which warranted adjustment of any bonus amount.
The bonus and goal setting process occurs annually. Mr. Funk provides recommendations with respect to members of management other than himself to Ms. McCormick for her initial review. Ms. McCormick, with input from Mr. Monson, discusses with the members of the Committee Mr. Funk’s recommendations as well as factors applicable to Mr. Funk’s annual bonus. Ms. McCormick then presents bonus plan recommendations to the Committee for its approval.
An overview of the 2017 executive bonus plans is presented in the table below. The executive bonus plan components designated by the Committee for each participating NEO and the percentage of salary that each participating NEO was eligible to earn for 2017 performance, were as follows:

Name	Profitability Net Operating Income/EPS	Asset Quality	Deposit/Loan Growth Levels	Tangible Common Equity/Efficiency Ratio	Additional Individual Goals - Subjective	Potential 2017 Total Bonus (as % of Base Salary)
Charles N. Funk	45%	20%	10%	15%	10%	50%
James M. Cantrell	50%	—	5%	—	45%	33.3%
Kevin E. Kramer	25%	10%	10%	—	55%	40%
Kent L. Jehle	45%	45%	—	—	10%	33.3%
Katie A. Lorenson	55%	—	—	—	45%	33.3%
As noted above, as a result of her resignation, Ms. Lorenson did not receive a bonus under the 2017 executive bonus plan.
Profitability, Net Operating Income and Earnings Per Share Component. The Committee uses net operating income and earnings per share to evaluate our profitability because they focus on the financial performance of the Company, which in turn reflects shareholder value. For 2017, these measures served not only as metrics upon which a portion of an NEO’s bonus would be calculated but also as the minimum threshold for Company performance under the executive bonus plan. The Committee set the minimum thresholds as net operating income of at least $28,000,000 and earnings per share of at least $2.29. For 2017, we did not meet these minimum thresholds; therefore, no bonuses were required to be paid under the executive bonus plan.
Asset Quality Performance Component. The Committee believes that favorable asset quality ratios are critical with respect to non-performing loans and net charge-offs and uses the regional peer group as a measurement to monitor this progress. For 2017, Messers. Funk, Kramer, and Jehle were asked to further improve asset quality ratios from year-end 2016 and to improve the Company’s standing in our peer group to the top 50% of net-charge offs and non-performing assets. Our peer group continued to improve in asset quality in 2017. MidWestOne Financial fell toward the bottom of the group as its non-performing assets (“NPAs”) to total loans ratio at 1.04% remained high in comparison to peers. The Committee determined that the NEOs did not meet this goal.
Deposit and Loan Growth Performance Component. The Committee believes that core deposit and loan growth continue to be a necessary focus for the Company. Messrs. Kramer and Cantrell were assigned goals to achieve the Company’s deposits at its budgeted level of 4.6% growth. MidWestOne Financial’s increased loans and deposits during 2017 were at the highest rates of growth compared to the past several years. In evaluating results of this component, the Committee determined that these NEOs earned 100% of this goal. Mr. Funk was assigned a goal to achieve the same budgeted deposit growth target as well as a budgeted loan growth target of approximately 6%. In evaluating results of this component, the Committee determined that Mr. Funk achieved these two goals.
Tangible Common Equity and Efficiency Ratio Components. The Committee believes that the Company’s capital position is critical to financial soundness, performance, and overall organizational success. With our goal to build the tangible common equity ratio back toward an 8% level, the Committee set a goal for Mr. Funk to maintain this metric at or above 8% in 2017. In 2017, the tangible equity to tangible assets (net of deferred tax on intangibles) ratio was 8.44%. Additionally, the Committee believes that a focus on expense control and efficiency of operations is important in order to provide the best financial return for our shareholders.  As such, the Committee tied a portion of Mr. Funk’s bonus to our efficiency ratio. For 2017, Mr. Funk was asked to lower MidWestOne Financial’s efficiency ratio to 60% or below. The Company’s efficiency ratio in 2017 was 58.64%. With both of these elements a part of Mr. Funk’s bonus plan in 2017, the Committee determined that he earned 100% of these two goals.
Additional Individual Performance Component. For 2017, the Committee also assigned some individual goals to Messrs. Funk, Cantrell, Kramer, Jehle, and Lorenson which generally reflect additional corporate measures that are affected by each executive’s performance. The Committee generally assesses overall progress toward each goal while retaining the discretion to reward other aspects of a NEO’s performance during the year if it is merited.
The executive bonus plan included the following individual goals during 2017:

•
With respect to Mr. Funk, the Committee considered his leadership in the development and implementation of a refined and improved Strategic Plan, as well as company-wide survey results reflecting positive employee engagement across the MidWestOne geographical footprint.

•
With respect to Mr. Cantrell, the Committee considered his successful management of the bond portfolio and interest rate risk positions which manifests itself in net interest margin and net interest income, and partnering with Ms. Lorenson as a resource on balance sheet and budgeting matters.

•
With respect to Mr. Kramer, the Committee considered his leadership in several Company projects including the development of a retail banking plan with progressive results in the former Central Bank footprint, improvements to the management and structure of the Home Mortgage Division, the development, implementation, and effectiveness of revised commercial compensation plans, and positive employee engagement survey results.

•	With respect to Mr. Jehle, the Committee considered his leadership of each of his direct report departments to attain positive survey results which reflect positive employee engagement.

•
With respect to Ms. Lorenson, the Committee considered her leadership in the implementation of new budgeting software, developing strong working relationships when representing the Company with the analyst community, and positive employee engagement results for the Finance Department.

Following the close of the calendar year of 2017, the Committee considered the progress of each executive’s achievement toward the above stated individual goals, and although there are not specific measures against which the Committee measures such achievement, it makes a subjective determination with respect to these goals to determine such progress. Based on its evaluation, the Committee determined that the above NEOs achieved the following: Mr. Funk met 100% of his goal, Mr. Cantrell met 100% of his goal, Mr. Kramer met 80% of his goal, and Mr. Jehle met 75% of his goal. Ms. Lorenson did not receive any bonus as a result of her resignation.
In early 2018, the same bonus plan process was put in place with Mr. Funk and Ms. McCormick presenting recommendations for the executive bonus plan to the Committee. The executive bonus plan includes for each NEO a maximum percentage amount that could potentially be earned upon meeting established 2018 corporate and individual goals.
Additional Bonuses. Although no bonuses were earned or paid under the executive bonus plan described above, two of our NEOs did receive bonus payments with respect to 2017. Mr. Kramer, who joined the Company as its Chief Operating Officer in the latter part of 2016, was guaranteed a bonus payment with respect to 2017 as an inducement for him to join the Company. Over his brief tenure with the Company, Mr. Kramer has become an integral part of the Company’s senior management team. His guaranteed bonus for 2017 was $64,000. Also, as noted above, the Committee retains the discretion to pay additional bonus amounts where it determines that special circumstances exist to warrant such a bonus. During 2017, Mr. Cantrell assumed the role of interim Chief Financial Officer. He did not receive a salary adjustment to reflect his transition into, and assumption of, this new role at that time. In addition, the Committee believes that Mr. Cantrell’s individual performance in managing the Company’s investment portfolio during 2017 warranted a bonus payment. The returns of the portfolio are in the top 10% of bank investment portfolio performance. Therefore, the Committee awarded Mr. Cantrell a discretionary bonus in the amount of $35,664.
Commercial Loan Officer Incentive Program. Mr. Cook’s 2017 annual bonus of $155,748 was determined in accordance with an applicable loan officer incentive compensation program. In addition to his executive duties, Mr. Cook actively provides services to the Company as a lender and has responsibility for a commercial loan portfolio. Pursuant to the loan officer program, Mr. Cook was eligible to receive a bonus based on four factors: loan growth; loan maintenance; past due loans; growth of non-interest bearing and interest-bearing deposits.

•
Loan Growth. The loan officer program pays an annual bonus based on the growth of average loan balances as determined by a year-by-year comparison of such averages. The bonus is determined based on a sliding scale of percentages per one million dollars of loan growth. The percentage is based on the size of the lender’s aggregate loan portfolio: for a portfolio of up to $10 million, the percentage is 2.00% per one million dollars of loan growth; for a portfolio of $10 million to $20 million, the percentage is 2.50% per one million dollars of loan growth; for a portfolio of $20 million to $30 million, the percentage is 3.25% per one million dollars of loan growth; and, for a portfolio of more than $30 million, the percentage is 4.00% per one million dollars of loan growth. Mr. Cook earned a bonus of 50.8% or $106,751 with respect to the loan growth component.

•
Loan Maintenance. Similarly, the loan officer program pays an annual bonus based on the maintenance of the lender’s aggregate loan portfolio. There is no maintenance bonus for a portfolio of up to $10 million. The bonus is determined based on a sliding scale of percentages per one million dollars of loan portfolio maintained during the year. The percentage is based on the size of the lender’s aggregate loan portfolio: for a portfolio of $10 million to $20 million, the percentage is 0.100% per one million dollars of loan growth; for a portfolio of $20 million to $30 million, the percentage is 0.200% per one million dollars of loan growth; and, for a portfolio of more than $30 million, the percentage is 0.350% per one million dollars of loan growth. Mr. Cook earned a bonus of 22.64% or $47,543 with respect to the loan maintenance component.

•
Past Due Loans. The loan officer program also provides an offset for past due loans where such past due loans exceed 1.00% of a lender’s portfolio. The amount of the reduction is based on a sliding scale as follows: past due loans of 1.00% to 1.50% result in a bonus reduction of 1.00%; past due loans of 1.50% to 2.00% result in a bonus reduction of 1.50%; and past due loans of more than 2.00% result in a bonus reduction of 2.50%. Mr. Cook’s bonus was not reduced based on his past due loan percentage of zero.

•
Non-Interest Bearing and Interest-Bearing Deposit Growth. The loan officer program also provides loan officers the opportunity for a bonus based on the growth in deposits associated with the lender’s aggregate loan portfolio. The bonus is 2.50% per one million dollars of growth in non-interest bearing and interest-bearing deposits. This component is capped at 10%. Mr. Cook earned a bonus of 0.70% or $1,454 with respect to the deposit growth component.

For 2018, Mr. Cook will transition from the commercial lender incentive plan to the executive bonus plan.
Long-Term Incentive Awards-Equity Awards. The board of directors and the Committee believe in management ownership of our common stock as an effective means to align the interests of management with those of the shareholders. Our current long-term incentive plan (the “2017 Equity Incentive Plan”) is intended to promote equity ownership in MidWestOne Financial by the directors and selected officers, to focus the management team on increasing value to the shareholders, to increase the plan participants’ proprietary interest in the success of the Company, and to encourage the retention of key employees for an extended period of time. The 2017 Equity Incentive Plan authorizes the issuance of the Company’s common stock, including the granting of stock options and restricted stock units.
All equity awards are at the discretion of the Committee in consideration of the position of the NEO, the officer’s level of influence and the corresponding ability to contribute toward the success of the Company, individual and corporate performance and whether the respective goals were obtained, as well as the level of equity awards granted to individuals with similar positions at our peer companies.
The Committee typically approves equity awards in January of each year in the form of restricted stock units. The timing of the equity grants coincides with the completion of annual performance evaluations and development of current-year bonus plans. The Committee reserves the right to grant additional equity awards at other times of the year in connection with the appointment of any new directors or officers or to compensate key employees for other significant or notable achievements.
All Other Compensation. We provide fringe benefits to executive officers and other employees which are intended to serve a different purpose than base salary, bonus and equity awards. While the benefits offered are competitive with the marketplace and help to attract and retain executives and employees, these benefits also provide financial security for employees for retirement as well as unforeseen life events such as illness, disability, or death and are generally those offered to other employees. There are some additional perquisites that may only be offered to executive officers. Subject to periodic review and regulatory developments, the Company plans to continue to offer fringe benefits, the amount of which shall be determined from time-to-time at the sole discretion of the Committee.

The following table illustrates benefits and perquisites we provide to employees, including our NEOs:

	Executive Officers	Other Officers / Managers	Full-Time Employees
Health Plans:
Life & Disability Insurance	X	X	X
Medical/Dental/Vision Plans	X	X	X
Retirement Plans:
401(k) Plan/Profit-Sharing	X	X	X
Executive Deferred Compensation Plan	X	X	Not Offered
ESOP	X	X	X
Perquisites:
Automobile Allowance	As Duties Require	As Duties Require	Not Offered
Country Club Membership	As Duties Require	As Duties Require	Not Offered
401(k) Plan. MidWestOne Financial sponsors a tax-qualified, tax-exempt 401(k) retirement plan. The 401(k) plan is considered a defined contribution plan. American Trust & Savings Bank of Dubuque, Iowa administers the plan. American Trust’s services include general compliance advice, required testing, plan design, enrollment and distributions, and overall management of plan assets.
All employees are eligible to participate in this plan after meeting eligibility requirements pertaining to age and service. Eligible employees are permitted to contribute a portion of their own compensation up to a maximum dollar amount permitted by law. Participants may choose their own investments for their assets or they may elect a managed plan whereby a plan manager makes investment decisions on behalf of the participant according to the investment risk level the participant has chosen.
We provide a safe harbor matching contribution of a participant’s elective deferrals equal to 100% of the first 3% of eligible compensation and 50% of the next 2% of eligible compensation.
There is also a profit-sharing contribution component to the 401(k) plan which provides for an additional non-elective employer contribution to the retirement account of each participant. This contribution is discretionary and, if paid, is based on the Company’s profitability in a given year, and is allocated to participants per plan terms based on their annual compensation. No profit-sharing contribution was made to the plan for 2017.
Employee Stock Ownership Plan. MidWestOne Financial sponsors a tax-qualified employee stock ownership plan, also known as the ESOP, designed primarily to reward eligible employees for their service to the Company in the form of a retirement benefit. As with the 401(k) plan, American Trust & Savings Bank of Dubuque, Iowa serves as the plan recordkeeper.
Any benefits payable under the ESOP are based solely upon the statutorily limited amounts contributed for the benefit of the participants, along with any changes in the value of those contributions while they are held in the ESOP. The ESOP does not permit or require any contributions by participating employees. Subject to certain exceptions under the law, contributions to the ESOP are fully vested after six years of service with the Company. MidWestOne Financial makes an annual contribution which is allocated among all eligible employees of the Company, including executive officers. The ESOP contribution is calculated as a designated percentage of annual compensation each year. This contribution is discretionary in nature and is set and approved by the MidWestOne Financial board of directors each January. At its January 17, 2018 meeting, the Committee authorized an ESOP contribution for 2017 of 2.75% of the participant’s eligible compensation. This compares to 3.10% in 2016 and 3.75% in 2015.
Supplemental Executive Retirement Agreements (the “SERPs”). MidWestOne Financial provides certain of our executive officers with supplemental retirement benefits. The Committee believes these benefits encourage long-term executive retention while focusing our executives’ efforts on consistent and sustainable Company performance, as such supplemental benefits are, pursuant to applicable tax rules, required to be unfunded, unsecured promises to pay the satisfaction of which is dependent on the Company’s continuing financial success. In the case of insolvency of the Company, the executives participating in such arrangements would be treated as general unsecured creditors of the Company.
Mr. Funk and Mr. Jehle, have in place with the Company substantially similar supplemental retirement arrangements. Mr. Cook participates in a supplemental arrangement that was originally implemented by Central Bank.

Pursuant to their individual agreements, Messrs. Funk and Jehle will each receive a set dollar amount upon a retirement from employment after attaining 65 years of age, subject to restrictive covenants for a period of 60 months following any retirement which results in payment of a supplemental retirement benefit. Upon such a retirement, the executive’s benefit will be paid in a series of 180 monthly installments. Upon retirement at age 65, the executives will be eligible to receive the following monthly benefits: Mr. Funk will receive $2,083 per month; Mr. Jehle will receive $1,250 per month;
The arrangements for Messrs. Funk and Jehle also include early retirement benefits. If the executive retires after attaining age 60, but before attaining age 65, he will receive a reduced benefit. If the executive retires before attaining age 60, he shall forfeit any right to a benefit under the supplemental retirement agreement. If an executive continues working beyond age 65, he will receive the monthly benefit calculated at age 65 at the later date due to their postponed retirement event. The agreements provide for a full death benefit in the case of the executive’s death while still employed by the Company.
In addition to the foregoing, Mr. Jehle participates in one other supplemental retirement benefit. Pursuant to this agreement, he will receive a set dollar amount upon a retirement from employment after attaining 60 years of age. Upon such a retirement, Mr. Jehle’s benefit will be paid in a series of 120 monthly installments. At age 60, Mr. Jehle will receive a monthly benefit equal to $833. If Mr. Jehle retires before attaining age 60, he will receive a reduced benefit. The agreement provides for a full death benefit in the case of Mr. Jehle’s death while still employed by the Company.
As a condition to receiving the continued stream of monthly installments, the executives will be subject to restrictive covenants for a period of 60 months following any retirement which results in payment of a supplemental retirement benefit.
Mr. Cook’s supplemental retirement agreement is designed to provide Mr. Cook with a benefit upon retirement at or after attaining age 65. The supplemental benefit is an account balance of $300,000.
Mr. Cook’s normal retirement benefit is to be paid to him over five years with interest being credited on the unpaid balance during the payment period. If Mr. Cook is a “specified employee” as defined in the Internal Revenue Code at the time of retirement, his benefit commencement will be delayed until the date that is six months following his retirement.
Mr. Cook’s arrangements provide for an early retirement benefit as well as benefits upon a death or disability. If Mr. Cook were to retire during 2017, his early retirement benefit would be equal to $40,000. In the case of his death or disability, he or his representative, as the case may be, would be entitled to a benefit equal to the accrued liability under his arrangement.
Executive Deferred Compensation Plan. In 2017, the Committee approved the Executive Deferred Compensation Plan which gives eligible executives, including our NEOs, the opportunity to defer a portion of their base salary. The plan was implemented primarily to afford certain executives whose deferrals under our 401(k) plan are limited due to restrictions under the Internal Revenue Code an additional opportunity to save for their retirements on a tax-deferred basis. If an executive elects to defer a portion of his or her salary under the plan, such deferrals earn interest at a rate equal to the prime rate of interest as published in The Wall Street Journal (U.S. Edition) plus one percent. Account balances under the plan are always fully vested and the executive can elect to receive his or her account balance in a single lump sum or in installments paid over five or ten years. Upon a change in control, all unpaid account balances will be immediately paid in a single lump sum. In 2017, all of our NEOs were eligible to participate in the plan. Mr. Funk elected to defer a portion of his 2017 base salary under the plan.
Other Perquisites. We believe that perquisites for executive officers should be very limited and conservative in nature, both in scope and value. Consistent with this philosophy, MidWestOne Financial has generally provided nominal benefits to executives that are not available to other full-time officers and employees. This approach to perquisites is anticipated to continue in the future. We provide country club memberships for all regional and market presidents and certain commercial banking officers in each market up to a maximum amount of $2,500.00 annually. The country club benefit is for single memberships only and intended to extend the officer’s external visibility and resulting business opportunities in their home community. An additional perquisite for certain officers includes a company automobile based on the needs of business travel. Messrs. Funk, Jehle, and Cook have company cars assigned to them. We have disclosed the value of all perquisites to NEOs in the Summary Compensation Table even if these fall below the disclosure thresholds under the SEC rules. MidWestOne Financial will continue to offer limited perquisites, the amount of which shall be determined from time-to-time in the sole discretion of the Committee, provided that such perquisites are not considered to be restricted or prohibited by any compensation regulations.
Compensation Decisions
This section describes the decisions made by the Committee with respect to the compensation for NEOs for 2017 as well as certain decisions with respect to 2018 compensation.

Base Salary. We review the base salaries of the NEOs annually, as described above. The salaries for 2017, determined by the Compensation Committee at the end of 2016, are set forth in the Summary Compensation Table and the table below:
This table reflects base salaries of our NEOs which were earned in 2017 and those base salaries set for 2018:

Named Executive Officer	2017	2018
Charles N. Funk	$422,000	$437,000
James M. Cantrell	$214,200	$222,200
Kevin E. Kramer	$320,000	$330,000
Kent L. Jehle	$275,000	275,000
Mitchell W. Cook	$210,000	$214,500
Bonus. As described above, neither Mr. Funk nor Mr. Jehle received a bonus for 2017. Mr. Kramer received a guaranteed bonus as promised in his employment offer and Mr. Cantrell received a discretionary bonus. Mr. Cook received an incentive payment under the 2017 commercial lending incentive plan.
In early 2018, the Compensation Committee agreed on the terms of our 2018 bonus plan. Pursuant to that plan, Mr. Funk is eligible to receive a bonus up to a maximum of 50% of his base salary, Mr. Kramer is eligible to receive up to 40% of his base salary, and Messrs. Cantrell, Cook, and Jehle are eligible to receive up to 33.3% of their base salaries.
Equity Awards. We typically grant equity incentives to our eligible employees, including the NEOs, in January of each year. The equity incentives granted to the NEOs historically have vested in equal installments over four years and are typically subject to forfeiture until vested. When the equity awards are granted in the form of restricted stock units, the Company does not credit dividends or dividend equivalents for periods prior to the settlement date of such units.
In January 2017, the Committee approved equity grants for its NEOs comprised solely of restricted stock units as shown in the “Grants of Plan Based Awards” table below.
In January 2018, the Compensation Committee approved equity grants for its NEOs comprised solely of restricted stock units. The committee made the following awards:

•	Mr. Funk was awarded 5,000 restricted stock units.

•	Mr. Cantrell was awarded 2,000 restricted stock units.

•	Mr. Kramer was awarded 3,200 restricted stock units.

•	Mr. Jehle was awarded 2,000 restricted stock units.

•	Mr. Cook was awarded 2,000 restricted stock units.
The restricted stock units granted to our NEOs in each of 2017 and 2018 will vest 25% on each of the first four anniversaries of the grant date. Vesting of unvested restricted stock units is accelerated upon the death, disability or approved retirement of the executive, or upon a change in control of the Company if such awards are not otherwise assumed by the surviving entity or the executive’s employment is terminated in connection with the change in control. The units are typically settled by delivery of the Company’s common stock within 30 days of the vesting date. No dividends or dividend equivalents are credited to the executives for time periods prior to the settlement date of the units.
Equity Ownership Guidelines. In consultation with its compensation consultant and advisor, F.W. Cook, the Compensation Committee in 2017 approved the continuation of established equity ownership guidelines for our non-executive board members and our NEOs. The guidelines were designed to more closely align the interests of our NEOs with those of the Company and its shareholders and to reflect the commitment of our non-executive board members to the success of the Company. The guidelines allow each executive the opportunity over three to five years, as described in the table below, to achieve compliance with the recommended equity ownership threshold.

Non-Executive Directors	5 times Annual Retainer	3 Years to Meet
Chief Executive Officer	5 times Annual Base Salary; includes unvested shares	5 Years to Meet
Chief Financial Officer	2 times Annual Base Salary; includes unvested shares	5 Years to Meet
Next 3 Named Executive Officers	3 times Annual Base Salary; includes unvested shares	5 Years to Meet

All Other Compensation. While the Committee reviews and monitors the level of other compensation offered to the NEOs, the Committee typically does not adjust the level of benefits offered on an annual basis. The Committee does consider the benefits and perquisites offered to the NEOs in its evaluation of the total compensation received by each. The perquisites received by the NEOs in 2017 are reported in the Summary Compensation Table. The benefits offered in 2017 to the NEOs are expected to continue for 2018, unless otherwise limited or prohibited by any regulatory rules.

COMPENSATION COMMITTEE REPORT
The Compensation Committee of the MidWestOne Financial board of directors has submitted the following report for inclusion in this proxy statement:
The Compensation Committee has reviewed and discussed the CD&A contained in this proxy statement with management. Based on the Committee’s review and discussion with management, the Committee recommended that the board of directors approve and include the CD&A in this proxy statement.
Submitted by:
The MidWestOne Financial Group, Inc. Compensation Committee
Tracy S. McCormick (Chairperson)
Michael A. Hatch
Ruth E. Stanoch
Douglas K. True
Stephen L. West
This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such acts.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth information concerning the compensation of our NEOs, which consist of our Chief Executive Officer, Chief Financial Officer, and our three most highly compensated executive officers in 2017. Except as otherwise required pursuant to SEC rules, the table sets forth the following information for the years ended December 31, 2017, 2016, and 2015: (i) the dollar value of base salary and bonus earned; (ii) the aggregate grant date fair value of stock and option awards granted at any time computed in accordance with FASB ASC Topic 718; (iii) all other compensation; and (iv) the dollar value of total compensation.

Name and Principal Position	Year(1)	Salary	Bonus(2)	Stock Awards(3)	Option Awards(3)	Non-Equity Incentive Plan Compen-sation	Change in Pension Value and Nonqual-ified Deferred Compen-sation Earnings(4)	All Other Compen-sation(5)	Total Compen-sation
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Charles N. Funk	2017	$422,000	$—	$182,550	$—	$—	$1,543	$32,381	$638,474
President and Chief	2016	422,000	—	132,250	—	—	1,386	28,144	583,780
Executive Officer	2015	410,000	50,000	143,750	—	176,813	1,240	28,570	810,373

James M. Cantrell	2017	$214,200	$35,664	$65,718	$—	$—	$—	$14,459	$330,041
Interim Chief Financial Officer,	2016	210,000	—	39,675	—	—	—	17,575	267,250
Vice President, Chief Investment	2015	205,000	—	43,125	—	66,959	—	18,584	333,668
Officer and Treasurer

Kevin E. Kramer	2017	$320,000	$114,000	$109,530	$—	$—	$—	$73,963	$617,493
Chief Operating Officer

Kent L. Jehle	2017	$275,000	$—	$80,322	$—	$—	$851	$23,476	$379,649
Executive Vice President and	2016	271,000	—	66,125	—	—	769	25,847	363,741
Chief Credit Officer	2015	250,000	—	43,125	—	71,660	693	24,722	390,200

Mitchell W. Cook	2017	$210,000	$—	$14,604	$—	$158,348	$—	$21,234	$404,186
Senior Regional President	2016	204,400	25,000	13,225	—	84,163	—	21,465	348,253

Katie A. Lorenson(6)	2017	$218,620	$—	$65,718	$—	$217	$—	$22,039	$306,594
(Former) Senior Vice President	2016	206,231	—	39,675	—	241	—	18,964	265,111
and Chief Financial Officer

(1)	Mr. Kramer was not a named executive officer prior to 2017, and Mr. Cook and Ms. Lorenson were not named executive officers prior to 2016.

(2)
The amount set forth in the "Bonus" column attributable to the year ended December 31, 2017 for Mr. Kramer reflects a $50,000 sign-on bonus and $64,000 minimum bonus provided under the executive bonus plan, both pursuant to the terms of the offer letter provided him at the time of hire. For Mr. Cantrell, the amount reflects $35,664 bonus paid for individual performance as discussed further in the Compensation Discussion and Analysis section beginning on page 14.

(3)
The amounts set forth in the “Stock Awards” column and the “Option Awards” column reflect the grant date fair value of awards granted during the years ended December 31, 2017, 2016 and 2015, in accordance with FASB ASC Topic 718. The assumptions used in calculating these amounts are set forth in Note 15 to our consolidated financial statements for the year ended December 31, 2017, which is located on pages 104 through 106 of our Annual Report on Form 10-K for the year ended December 31, 2017.

(4)
The amounts set forth in the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column are above-market interest, as determined for proxy disclosure purposes only, accrued under the SERP during the year.

(5)	All other compensation for the NEOs attributable to fiscal 2017 is summarized below.

Name	Perquisites(i)	401(k) Match	Supplemental Retirement Contribution	ESOP Contribution	Relocation Expenses	Total “All Other Compensation”
Charles N. Funk	$7,429	$10,800	$6,727	$7,425	$—	$32,381
James M. Cantrell	—	8,568	—	5,891	—	14,459
Kevin E. Kramer	7,726	2,133	—	—	64,104	73,963
Kent L. Jehle	1,334	10,800	3,917	7,425	—	23,476
Mitchell W. Cook	3,009	10,800	—	7,425	—	21,234
Katie A. Lorenson	13,349	8,690	—	—	—	22,039

(i)
Includes the incremental cost related to the use of a Company-owned automobile for Messrs. Funk, Jehle, Cook, and Kramer and Ms. Lorenson, and the Company-paid dinner club membership dues for Messrs. Funk and Cook.

(6)	Ms. Lorenson resigned from her position as Chief Financial Officer on December 7, 2017.
Pay Ratio Disclosure. As required by the SEC, our Chief Executive Officer’s (CEO’s) annual total compensation in 2017 was compared to that of the median employee for the same period. We identified the median employee by examining the 2017 401(k)-eligible compensation for all employees (whether full-time, part-time, or seasonal), as of December 31, 2017. We did not make any assumptions, adjustments, or estimates with respect to total cash compensation, and we did not annualize the compensation for any full-time employees that were not employed by us for all of 2017. We believe the use of 401(k)-eligible compensation for all employees is a consistently applied compensation measure because we do not widely distribute annual equity awards to employees. After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we use for our NEOs as set forth in the Summary Compensation Table above. Our CEO to median employee pay ratio for 2017 is 14:1. This ratio results from dividing our CEO’s total compensation of $638,199 by total compensation for our median employee of $46,350.
Grants of Plan Based Awards

The following table provides information on equity grants awarded to our NEOs during 2017. All such grants were made under our 2017 Equity Incentive Plan, which is described in more detail in the CD&A.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: # of Shares of Stock or Units	All Other Option Awards: # of Securities Underlying Options	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock Unit Awards
		Threshold	Target	Maximum
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Charles N. Funk	2/15/2017	—	—	$—	5,000	—	$—	$182,550
		$—	$211,000	—	—	—	—	—
James M. Cantrell	2/15/2017	—	—	$—	1,800	—	$—	$65,718
		$—	$71,329	—	—	—	—	—
Kevin E. Kramer	2/15/2017	—	—	$—	3,000	—	$—	$109,530
		$—	$128,000	—	—	—	—	—
Kent L. Jehle	2/15/2017	—	—	$—	2,200	—	$—	$80,322
		$—	$91,575	—	—	—	—	—
Mitchell W. Cook	2/15/2017	—	—	$—	400	—	$—	$14,604
		$—	$—	—	—	—	—	—
Katie A. Lorenson(2)	2/15/2017	—	—	$—	3,000	—	$—	$65,718
		$—	$—	—	—	—	—	—

(1)
The amounts set forth in the "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" columns reflect the threshold and target payouts for performance under the bonus plan as described in the section titled “Cash Incentive Awards-Bonuses” in the CD&A above. The amount earned by each NEO for 2017 performance is included in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

(2)	Ms. Lorenson did not participate in the 2017 executive bonus plan due to her separation of service.

Outstanding Equity Awards at Fiscal Year End
The following table sets forth information concerning the exercisable and unexercisable stock options and restricted stock units at December 31, 2017, held by each NEO:

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date	# of Shares or Units of Stock that Have Not Vested(1)	Market Value of Shares or Units of Stock that Have Not Vested ($)(2)
Name	Exercisable	Unexercisable
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Charles N. Funk	3,500	—	$16.69	4/1/2018	—	$—
	—	—	—	—	12,500	419,125
James M. Cantrell	—	—	—	—	3,800	127,414
Kevin E. Kramer	—	—	—	—	4,500	150,885
Kent L. Jehle	3,000	—	16.69	4/1/2018	—	—
	1,500	—	9.34	1/22/2019	—	—
	—	—	—	—	5,450	182,739
Mitchell W. Cook	—	—	—	—	1,025	34,368
Katie A. Lorenson	—	—	—	—	—	—

(1)	The table below shows the remaining vesting schedule for unvested restricted stock units granted on February 15, 2014.

Name	2/15/2018
Charles N. Funk	1,250
James M. Cantrell	125
Kent L. Jehle	625
The table below shows the remaining vesting schedule for unvested restricted stock units granted on February 15, 2015.

Name	2/15/2018	2/15/2019
Charles N. Funk	1,250	1,250
James M. Cantrell	375	375
Kent L. Jehle	375	375
The table below shows the remaining vesting schedule for unvested restricted stock units granted on May 15, 2015.

Name	11/15/2018
Mitchell W. Cook	250
The table below shows the remaining vesting schedule for unvested restricted stock units granted on February 15, 2016.

Name	2/15/2018	2/15/2019	2/15/2020
Charles N. Funk	1,250	1,250	1,250
James M. Cantrell	375	375	375
Kent L. Jehle	625	625	625
Mitchell W. Cook	125	125	125
The table below shows the remaining vesting schedule for unvested restricted stock units granted on November 15, 2016.

Name	11/15/2018	11/15/2019	11/15/2020
Kevin E. Kramer	500	500	500

The table below shows the remaining vesting schedule for unvested restricted stock units granted on February 15, 2017.

Name	2/15/2018	2/15/2019	2/15/2020	2/15/2021
Charles N. Funk	1,250	1,250	1,250	1,250
James M. Cantrell	450	450	450	450
Kevin E. Kramer	750	750	750	750
Kent L. Jehle	550	550	550	550
Mitchell W. Cook	100	100	100	100

(2)	The market value of shares is based on a closing stock price of $33.53 on December 31, 2017.
Option Exercises and Stock Vested in 2017
The following table sets forth information concerning the exercise of options in 2017 by each NEO:

	Option Awards		Stock Awards
Name	# of Shares Acquired on Exercise	Value Realized Upon Exercise ($)	# of Shares Acquired on Vesting	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Charles N. Funk	—	$—	4,500	$164,295
James M. Cantrell	—	—	1,000	36,510
Kevin E. Kramer	—	—	500	17,100
Kent L. Jehle	—	—	2,000	73,020
Mitchell W. Cook	—	—	—	13,114
Katie A. Lorenson	—	—	150	19,006

Nonqualified Deferred Compensation Table
The following table sets forth information concerning the benefits under the Company’s supplemental retirement agreements at December 31, 2017, to which each NEO is entitled.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY(1) ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE(2) ($)
(a)	(b)	(c)	(d)	(e)	(f)
Charles N. Funk	$50,000	$6,727	$18,073	$—	$332,296
James M. Cantrell	—	—	1,528	—	33,707
Kevin E. Kramer	—	—	—	—	—
Kent L. Jehle	—	3,917	9,330	—	140,537
Mitchell W. Cook	—	—	—	—	60,000
Katie A. Lorenson	—	—	—	—	—

(1)
The "Aggregate Earnings in Last FY" column includes above-market interest also reported in the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column of the Summary Compensation Table for fiscal 2017. The above-market interest amounts are as follows: $1,543 for Mr. Funk and $851 for Mr. Jehle.

(2)
The "Aggregate Balance at Last FYE" column includes above-market interest also reported in the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column of the Summary Compensation Table for fiscal years 2016 and 2015. The above-market interest amounts were as follows: $1,386 for Mr. Funk and $769 for Mr. Jehle in fiscal 2016; and $1,240 for Mr. Funk and $693 for Mr. Jehle in fiscal 2015.

Potential Payments Upon Termination or Change in Control
The following table sets forth information concerning potential payments and benefits under our compensation programs and benefit plans, including individual employment agreements, to which the NEOs, other than Ms. Lorenson, would be entitled upon a termination of employment as of December 29, 2017. Except for payments and benefits provided by the employment agreements, all payments and benefits provided to any NEO upon termination of employment are the same as the payments and benefits provided to other eligible employees of MidWestOne Financial. For purposes of estimating the value of certain equity awards we have assumed a price per share of our common stock of $33.53, which was the closing price of our stock on December 29, 2017, the last trading day of the year.

Ms. Lorenson, who resigned from employment with the Company effective as of December 7, 2017, did not receive any payments or benefits, other than those she was entitled to pursuant to applicable law or the terms of any tax-qualified retirement plan or other broad-based welfare plan of the Company.

	Cash Severance Payments	Equity Incentive Plan (1)	SERP
Charles N. Funk
Involuntary Termination(2)	$527,500	$—	$1,905	(3)
Involuntary Termination in Connection with Change in Control(4)	1,055,000	419,125	1,905	(3)
Disability, Retirement or Change in Control(4)	—	419,125	1,905	(3)
Death	—	419,125	2,083	(5)
James M. Cantrell
Involuntary Termination(2)	$214,200	$—	$—
Involuntary Termination in Connection with Change in Control(4)	428,400	127,414	—
Death, Disability, Retirement or Change in Control(4)	—	127,414	—
Kevin E. Kramer
Involuntary Termination(2)	$320,000	$—	$—
Involuntary Termination in Connection with Change in Control(4)	640,000	150,885	—
Death, Disability, Retirement or Change in Control(4)	—	150,885	—
Kent L. Jehle
Involuntary Termination(2)	$275,000	$—	$762	(6)
Involuntary Termination in Connection with Change in Control(4)	550,000	182,738	762	(6)
Disability, Retirement or Change in Control(4)	—	182,738	762	(6)
Death	—	182,738	2,083	(7)
Mitchell W. Cook
Involuntary Termination(2)	$105,000	$—	$40,000	(8)
Involuntary Termination in Connection with Change in Control(4)	159,582	34,368	40,000	(8)
Retirement or Change in Control(4)	—	34,368	40,000	(8)
Death or Disability	—	34,368	60,000	(9)
Katie A. Lorenson
Resignation - December 7, 2017	—	—	—

(1)
This column reflects the value of unvested restricted stock unit awards that would vest (a) upon the executive’s death or disability, (b) in connection with the executive’s normal retirement (where approved by the Compensation Committee), or (c) in connection with a change in control if either the awards were not assumed and continued by the surviving organization or the executive had an Involuntary Termination.

(2)
“Involuntary Termination” refers to a voluntary resignation by the executive for “good reason” or an involuntary termination by MidWestOne Financial other than for “cause” either of which occurs other than in connection with a change in control.

(3)
The amount reflected here is the reduced “early retirement” monthly benefit that would be paid to Mr. Funk in a series of 180 installments if his employment with the Company terminated other than for “cause” as of December 29, 2017.

(4)
The employment agreements with our named executive officers include a provision that will limit the amount of payments or benefits received by an NEO in connection with a change in control to $1.00 less than the amount that would result in the application of an excise tax under applicable provisions of sections 280G and 4999 of the Internal Revenue Code.

(5)
The amount reflected here is the “normal retirement” monthly benefit that would be paid to Mr. Funk’s estate in a series of 180 installments if his employment with the Company terminated due to his death as of December 29, 2017.

(6)
The amount reflected here is the reduced “early retirement” monthly benefit that would be paid to Mr. Jehle in a series of 180 installments if his employment with the Company terminated other than for “cause” as of December 29, 2017.

(7)
The amount reflected here is the “normal retirement” monthly benefit that would be paid to Mr. Jehle’s estate in a series of 180 installments if his employment with the Company terminated due to his death as of December 29, 2017.

(8)
The amount reflected would be paid to Mr. Cook upon a termination of employment during 2017 other than a termination by the Company for “cause” or Mr. Cook’s death or disability. The amount would be paid in quarterly installments commencing the calendar quarter following termination and continuing for five years.

(9)
The amount reflected would be paid to Mr. Cook upon a termination of employment during 2017 as a result of his death or disability. The amount would be paid in quarterly installments commencing the calendar quarter following termination and continuing for five years.

Continued Health, Dental, and Vision Insurance. Pursuant to each applicable agreement, if an NEO terminated employment on December 31, 2017, he or she would be eligible to participate in our COBRA coverage program at the same monthly cost as would be charged to a continuing employee for comparable coverage. As of December 31, 2017, the incremental monthly cost of the continuing health dental, and vision coverage, based on each executive’s current coverage elections, was $357.08 for Mr. Funk, $485.46 for Mr. Cantrell, $477.38 for Mr. Kramer, $461.88 for Mr. Jehle, and $380.12 for Mr. Cook.
Accrued Pay and Regular Retirement Benefits. The NEOs would be eligible to receive payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include:

•	Accrued salary and PTO pay.

•
Distributions of plan balances under our 401(k) plan and the executive deferred compensation plan. See “Nonqualified Deferred Compensation Table” on page 27 for information on current account balances and an overview of the deferred compensation plan.

Retirement, Death and Disability. Generally speaking, and except as described with respect to the supplemental retirement benefits, a termination of employment due to retirement, death or disability does not entitle the NEOs to any payments or benefits that are not available to other employees. Following a termination due to death or disability, an employee (or his or her estate) shall be entitled to the following:

•	All unvested stock options shall become immediately 100% vested and an employee shall have a period of one (1) year following such termination during which to exercise his or her vested stock options.

•	Any unvested restricted stock units outstanding at the time of an employee’s termination due to death or disability shall become immediately 100% vested upon such termination.
As of the time of a termination of employment due to retirement at or after attaining age 65, all unvested stock options shall become immediately 100% vested.
Employment Agreements - Messrs. Funk, Cantrell, Kramer, and Jehle, and have entered into employment agreements with the Company that are substantially similar in form.
The current term of the employment agreements for Messrs. Funk, Cantrell, Kramer, and Jehle, extends through December 31, 2019. Upon the occurrence of a change in control, the agreements will automatically remain in effect for two years following the change in control and will then terminate.
The employment agreements provide for annual base salaries in place as of the execution of the agreements to be reviewed annually and may be adjusted at the discretion of the Board. The agreements provide that the executives will be eligible to receive performance-based annual incentive bonuses, in accordance with MidWestOne Financial’s annual incentive plan, and also to receive employee benefits on as favorable a basis as other similarly situated senior executives of MidWestOne Financial. The executives are also permitted to use a company-provided automobile.
The employment agreements provide for severance benefits in the event the executive is terminated by MidWestOne Financial other than for cause or by the executive for good reason (“Termination”). For a Termination during the employment period that does not occur in connection with a change in control of MidWestOne Financial, Mr. Funk would be entitled to receive an amount equal to 125% of his base salary and Messrs. Cantrell, Kramer, and Jehle, would be entitled to receive an amount equal to 100% of their base salary. For a Termination that occurs within six months before or within 24 months after a change in control of MidWestOne Financial (“Covered Period”), Mr. Funk would be entitled to receive an amount equal to 250% of his base salary plus bonus (“Base Compensation”), Messrs. Cantrell, Kramer, and Jehle, would be entitled to receive an amount equal to 200% of their Base Compensation. Any severance paid in connection with a Termination during a Covered Period would be paid in a single lump sum.

Following any Termination, whether or not occurring during a Covered Period, the executives and their eligible dependents would also be entitled to continued coverage under the medical, dental, and vision plans of MidWestOne Financial for so long as each was eligible to and did elect COBRA continuation coverage. Each executive would be required to pay an amount for such coverage that is the same as what an active employee pays for such coverage.
All severance benefits under the employment agreements are contingent upon the executive’s execution and non-revocation of a general release and waiver of claims against MidWestOne Financial. Further, all of the employment agreements contain restrictive covenants prohibiting the unauthorized disclosure of confidential information of MidWestOne Financial by the executives during and after their employment with MidWestOne Financial,and prohibiting the executives from competing with MidWestOne Financial and from soliciting its employees or customers during employment and after termination of employment for any reason. The non-competition and non-solicitation provisions apply for a period of 15 months following any termination of employment.
Employment Agreement - Mr. Cook. Mr. Cook is a party to an employment agreement with the Company that became effective on May 11, 2017 and extends through December 31, 2018. Beginning on January 1, 2019, the term of the agreement will automatically extend for one-year periods unless either party elects not to renew. Upon the occurrence of a change in control, the agreement will automatically remain in effect for two years and will then terminate.
Mr. Cook’s agreement provides for an annual base salary to be reviewed annually and may be adjusted at the discretion of the Board with eligibility to receive a performance-based annual incentive bonus and employee benefits on as favorable a basis as other similarly situated senior executives of MidWestOne Financial. Mr. Cook is permitted to use a company-provided automobile.
The employment agreement also provides for a severance benefit in the event of Mr. Cook’s termination by MidWestOne Financial other than for cause or by the executive for good reason (“Termination”). For a Termination that does not occur in connection with a change in control, Mr. Cook would be entitled to receive an amount equal to 50% of his annual base salary. For a Termination that occurs within six months before or 24 months after a change in control (“Covered Period”), Mr. Cook would be entitled to receive an amount equal to 50% of his base salary plus bonus paid in a single lump sum.
Mr. Cook’s agreement also provides him and his eligible dependents, the opportunity to receive continued coverage under the medical, dental, and vision plans of MidWestOne Financial for so long as each was eligible to and did elect COBRA continuation coverage. Like the other NEOs, Mr. Cook would be required to pay an amount for such coverage that is the same as what an active employee pays for such coverage.
Mr. Cook’s severance benefit is contingent upon his execution and non-revocation of a general release and waiver of claims against MidWestOne Financial. Further, his employment agreement contains restrictive covenants prohibiting the unauthorized disclosure of confidential information of MidWestOne Financial and prohibiting him from competing with MidWestOne Financial or from soliciting its employees or customers. The duration of the restrictive covenants varies from 45 days to 12 months following a termination of employment.

DIRECTOR COMPENSATION
The 2017 Director Fee Schedule was approved by the Committee with an effective date of April 1, 2017. Mr. Monson was MidWestOne’s Chairman and as such, received a retainer fee of $6,250 per quarter and $1,250 for each regular board meeting attended in person. Each non-employee director was paid a retainer fee of $5,000 per quarter and $1,250 for each regular board meeting attended in person. Directors were entitled to $600 for each Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee meeting attended.  The Chair of the Audit Committee was entitled to a retainer of $1,250 per quarter and $600 for each meeting. The Chairs of the Compensation and Nominating and Corporate Governance Committees were entitled to a retainer of $1,000 per quarter and $250 for each meeting. The Committee approved a grant of 400 restricted stock units in 2017 for all non-executive directors.
None of the directors receives any compensation or payment in connection with his or her service as a director other than compensation received by the Company as set forth below.

The following table shows compensation information for MidWestOne Financial’s directors who received director fees in 2017.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation ($)(4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Richard R. Donohue	$42,800	$14,172	$—	$7,931	$10,600	$75,503
Michael A. Hatch	27,200	14,172	—	—	—	41,372
Tracy S. McCormick	38,900	14,172	—	—	9,250	62,322
Kevin W. Monson	31,500	14,172	—	—	11,650	57,322
John M. Morrison	24,750	14,172	—	—	—	38,922
William N. Ruud(5)	9,417	—	—	—	—	9,417
Richard J. Schwab	39,850	14,172	—	—	12,050	66,072
Ruth E. Stanoch	32,450	14,172	—	—	9,400	56,022
Douglas K. True(6)	22,233	14,172	—	—	5,850	42,255
Kurt R. Weise(7)	—	14,172	—	—	—	14,172
Stephen L. West	26,750	14,172	—	—	8,250	49,172
R. Scott Zaiser	29,150	14,172	—	2,209	9,850	55,381

(1)
As our President and Chief Executive Officer, Mr. Funk receives no additional compensation for service on our board of directors. His compensation is included in the Executive Compensation section of this proxy statement found on pages 24 to 30.

(2)	The amounts set forth in the “Stock Awards” column reflect the grant date fair value of restricted stock units awarded on May 15, 2016 valued in accordance with FASB ASC Topic 718.

(3)	Amounts reported include above-market interest, as determined for purposes of proxy disclosure rules only, accrued under the Director Deferred Fee Plan during the year.

(4)	These amounts include fees, if any, for service on the board of directors of MidWestOne Bank.

(5)	Mr. Ruud resigned from the Board in April 2017.

(6)	Mr. True joined the Board in April 2017.

(7)	In fiscal year 2017, Mr. Weise received $250,000 in severance pay per his Executive Vice President employment agreement following his retirement from the Company.
The table below summarizes each non-employee director’s outstanding equity awards as of December 31, 2017.

		Option Awards
Name	Stock Awards	Exercisable	Unexercisable
Richard R. Donohue	400	—	—
Michael A. Hatch	400	—	—
Tracy S. McCormick	400	—	—
Kevin W. Monson	400	—	—
John M. Morrison	400	—	—
William N. Ruud	—	—	—
Richard J. Schwab	400	—	—
Ruth E. Stanoch	400	—	—
Douglas K. True	400	—	—
Kurt R. Weise(1)	2,275	—	—
Stephen L. West	400	—	—
R. Scott Zaiser	400	—	—

(1)	Amount for Mr. Weise includes outstanding employee equity awards.
Compensation Committee Interlocks and Insider Participation
As discussed earlier, during the early part of 2017, the Compensation Committee of MidWestOne Financial through the time of our annual shareholder meeting was comprised of Messrs. West (Chairperson), Hatch, Ruud, and Ms. McCormick.  Mr. Ruud separated from board service in April 2017. As of the annual meeting in April 2017, Ms. McCormick was elected Chairperson of the Committee, and Ms. Stanoch and Mr. True were appointed to the Committee. Messrs. West and Hatch continued to serve on the Committee for the rest of 2017. None of these individuals were an officer or employee of MidWestOne Financial or its subsidiaries in 2017, and none of these individuals is a former officer or employee of the organization. In addition, no executive officer served on the board of directors or compensation committee of any other corporation with respect to which any member of our Compensation Committee of the board of directors was engaged as an executive officer.

PROPOSAL 2:
APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF EXECUTIVE COMPENSATION
As required by Section 14A of the Exchange Act, MidWestOne Financial is conducting a separate shareholder advisory vote to approve the compensation of the registrant’s named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, commonly referred to as a “say-on-pay” vote. MidWestOne Financial currently conducts the “say-on-pay” vote every year.
As described in more detail in the CD&A section of this proxy statement, the overall objectives of MidWestOne Financial’s compensation programs have been to align executive officer compensation with the success of meeting long-term strategic operating and financial goals. Shareholders are urged to read carefully the CD&A section of this proxy statement, as well as the Summary Compensation Table and other related compensation tables and narrative disclosure that describe the compensation of our NEOs in 2017. The Compensation Committee and our board of directors believe that the policies and procedures articulated in the CD&A section are effective in implementing our compensation philosophy and achieving our goals, and that the compensation of our NEOs in 2017 reflects and supports these compensation policies and procedures.
The following resolution is submitted for shareholder approval:
“RESOLVED, that MidWestOne Financial Group, Inc.’s shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the section captioned ‘Compensation Discussion and Analysis’ and the tabular disclosure and narrative discussion regarding named executive officer compensation under ‘Executive Compensation’ contained in the Company’s proxy statement dated March 9, 2018.”
Approval of this resolution requires that the number of votes cast in favor of the resolution at the annual meeting exceed the number of votes cast against it. While this say-on-pay vote is required as provided in Section 14A of the Exchange Act, it is not binding on the Compensation Committee or our board of directors and may not be construed as overruling any decision by the Compensation Committee or our board. However, the Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements.
The board of directors recommends shareholders vote to approve the overall compensation of our NEOs, as described in this proxy statement, by voting “for” this proposal. Proxies properly submitted will be voted “for” this proposal unless shareholders specify otherwise.

PROPOSAL 3:
APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE FREQUENCY OF SHAREHOLDER VOTES ON EXECUTIVE COMPENSATION
As required by Section 14A of the Exchange Act, MidWestOne Financial is conducting a separate shareholder vote on the frequency with which shareholders shall vote on an advisory say-on-pay proposal to approve executive compensation, such as proposal 2 above.
The advisory vote on the frequency of say-on-pay votes is a non-binding vote as to how often say-on-pay votes should occur: every year, every two years, or every three years. In addition to those choices, shareholders may also abstain from voting. Section 14A of the Exchange Act requires us to hold an advisory vote on the frequency of say-on-pay votes at least once every six years. The choice which receives the highest number of votes will be deemed the choice of the shareholders.
After careful consideration, our board of directors recommends that future shareholder say-on-pay votes be conducted annually. The board values and encourages constructive input from our shareholders regarding MidWestOne's compensation philosophy, policies and practices, and believes it is important that such policies and practices are aligned with the best interests of our shareholders. An annual say-on-pay vote will provide the board and Compensation Committee with useful information on shareholder sentiment about these important matters on the most frequent and consistent basis.
While this advisory vote is required, as provided in Section 14A of the Exchange Act, it is not binding on our Compensation Committee or board of directors and may not be construed as overruling any decision by the Compensation Committee or the board. However, the Compensation Committee will take into account the outcome of the vote when determining the frequency of future say-on-pay votes.
The board of directors recommends a vote for the EVERY YEAR frequency alternative. Proxies properly submitted will be voted for the EVERY YEAR frequency unless shareholders specify otherwise. Shareholders are not voting to approve or disapprove the board of director's recommendation. Shareholders may choose among the three choices included in the resolution above, or may abstain from voting on this proposal.

PROPOSAL 4:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Shareholders are also being asked to adopt a resolution to ratify the appointment of RSM US LLP (formerly McGladrey LLP through October 25, 2015) as our independent registered public accounting firm for the year ending December 31, 2018. If the appointment of RSM US LLP is not ratified by shareholders, the matter of the appointment of an independent registered public accounting firm will be considered by the Audit Committee and our board of directors. A representative from RSM US LLP is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she so desires, as well as to respond to appropriate questions that may be asked by shareholders.
The board of directors recommends that shareholders vote “for” the proposal to ratify the appointment of RSM US LLP as our independent auditors for the year ending December 31, 2018. Proxies properly submitted will be voted “for” this proposal unless shareholders specify otherwise.
Accountant Fees
During the period covering the fiscal years ended December 31, 2017 and 2016, RSM US LLP performed the following professional services for the Company for which we paid the following amounts.

	2017	2016
Audit Fees(1)	$439,342	$445,000
Audit-Related Fees(2)	119,251	30,853
Tax Fees(3)	116,099	164,304
All Other Fees(4)	1,500	27,255
Total Fees	$676,192	$667,412

(1)
Audit fees consist of fees for professional services provided for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, Annual Report on Form 10-K and related proxy statement and services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees represent assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements.
(3)	Tax fees represent fees for professional services related to tax compliance, preparation of original federal and state tax returns, claims for refunds, tax advice, and tax planning services.
(4)
The aggregate other fees billed to the Company by RSM US LLP for the fiscal year ended December 31, 2017 related to preparation of the Company’s 2016 Form 5500, while the fees billed for the fiscal year ended December 31, 2016 related to preparation of the Company’s 2015 Form 5500 and a cost segregation study.

Audit Committee Pre-Approval Policy
Among other things, the Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by its independent auditors, and all such services provided in 2016 and 2017 were approved. These services include audit and audit-related services, tax services, and other services. The Audit Committee may also pre-approve particular services on a case-by-case basis that the committee had not already specifically approved.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock at February 13, 2018, by each director and nominee as of February 13, 2018, by each NEO, and by all directors and executive officers of MidWestOne Financial as a group. Beneficial ownership has been determined for this purpose in accordance with Rule 13d-3 under the Exchange Act, under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power in respect of such securities or has the right to acquire beneficial ownership of securities within 60 days of February 13, 2018. For purposes of calculating each person’s percentage ownership, common stock issuable pursuant to options exercisable within 60 days are included as outstanding and beneficially owned for that person or group, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

Name of Individual or Number of Individuals in Group	Amount and Nature of Beneficial Ownership (1,2)		Percent of Class
Directors and Nominees:
Charles N. Funk	96,343	(3)	*
Richard R. Donohue	33,874	(4)	*
Michael A. Hatch	4,292	(5)	*
Nathaniel J. Kaeding	—		*
Tracy S. McCormick	83,504	(6)	*
Kevin W. Monson	80,111		*
John M. Morrison	431,393	(7)	3.5%
Richard J. Schwab	4,717	(8)	*
Ruth E. Stanoch	2,200		*
Douglas K. True	900		*
Kurt R. Weise	31,104	(9)	*
Stephen L. West	33,793	(10)	*
R. Scott Zaiser	11,547	(11)	*
Other Named Executive Officers
James M. Cantrell	9,642	(12)	*
Kevin E. Kramer	2,083	(13)	*
Kent L. Jehle	32,384	(14)	*
Mitchell W. Cook	20,744	(15)	*
Katie A. Lorenson	1,063	(16)	*
All directors and executive officers as a group (18 persons)	879,694		7.2%
*    Indicates that the individual or entity owns less than one percent of MidWestOne Financial’s common stock.

(1)	The total number of shares of common stock issued and outstanding on February 13, 2018, was 12,229,311.

(2)
The information contained in this column is based upon information furnished to us by the persons named above and as shown on our transfer records. The nature of beneficial ownership for shares shown in this column, unless otherwise noted, represents sole voting and investment power.

(3)	Includes 4,264 shares allocated to his ESOP account.

(4)	Includes 20,169 shares owned by Mr. Donohue’s spouse, of which 1,535 shares are pledged on a line of credit.

(5)	Includes 1,035 shares held in his spouse’s revocable trust and 2,235 shares held in his IRA.

(6)	Includes approximately 2,500 shares held in a margin account.

(7)
Includes 245,693 shares owned as trustee of John M. Morrison Revocable Trust #4. Also includes 185,700 shares in a private charitable foundation over which Mr. Morrison and his spouse share investment direction and voting power. Mr. Morrison and the Trust are required to vote their shares pursuant to the terms of the Shareholder Agreement. See “INFORMATION ABOUT NOMINEES, CONTINUING DIRECTORS AND NAMED EXECUTIVE OFFICERS - Merger-Related Agreements.”

(8)	Includes 2,717 shares held in an IRA for Mr. Schwab.

(9)	Includes 16,250 shares owned by Mr. Weise’s spouse, 14,000 shares held in his revocable trust, and 479 shares allocated to his ESOP account.

(10)	Includes 11,824 shares held in his spouse’s revocable trust and 18,969 shares held in his revocable trust.

(11)	Includes 121 shares owned by a corporation over which Mr. Zaiser has control. Also includes 11,273 shares pledged for collateral on a loan from MidWestOne Bank.

(12)	Includes 500 shares held in his IRA, and 2,154 shares allocated to his ESOP account.

(13)	Includes 1,000 shares held in his IRA account.

(14)
Includes 3,973 shares allocated to his ESOP account, 2,300 shares held in an IRA, 1,000 shares held by his spouse, and 5,550 shares owned by a family limited liability corporation for which Mr. Jehle has voting and investment power. Also includes 15,736 shares pledged in a margin account.

(15)	Includes 394 shares allocated to his ESOP account.

(16)	Includes 388 shares allocated to her ESOP account. Ms. Lorenson resigned from the Company in December 2017.

Other Beneficial Owners
The following table sets forth certain information on each person known to the Company to be the beneficial owner of more than 5% of the Company's common stock.

Name and Address	Amount and Nature of Beneficial Ownership		Percent of Class(1)
John S. Koza 209 Lexington Avenue Iowa City, Iowa 52246	882,725	(2)	7.2%
Royce & Associates, LP 745 Fifth Avenue New York, New York 10151	654,571	(3)	5.4%

(1)	Based on the total number of shares of common stock issued and outstanding on February 13, 2018, of 12,229,311.

(2)
Based on a Schedule 13G filed with the SEC on February 2, 2018. Includes 60,325 shares owned by Mr. Koza’s spouse, 202,840 shares owned by Mr. Koza individually, and 619,560 shares held in trusts over which Mr. Koza holds sole investment and voting power. Mr. Koza retired from the Board in April 2014 and now serves as Director Emeritus.

(3)	Based on a Schedule 13G filed with the SEC on January 22, 2018.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires that our executive officers, directors and persons who own more than 10% of our common stock file reports of ownership and changes in ownership with the SEC. They are also required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms and, if appropriate, representations made to us by any reporting person concerning whether a Form 5 was required to be filed for 2017, we are not aware that any of our directors, executive officers or 10% shareholders failed to comply with the filing requirements of Section 16(a) during 2017.

CERTAIN RELATIONSHIPS AND RELATED-PERSON TRANSACTIONS
Our directors and executive officers and their associates were customers of, and had transactions with, MidWestOne Financial and our subsidiaries in the ordinary course of business during 2017. Additional transactions may be expected to take place in the future. All outstanding loans, commitments to loan, transactions in repurchase agreements, certificates of deposit and depository relationships were in the ordinary course of business and were made on substantially the same terms, including interest rates, collateral and repayment terms on the extension of credit, as those prevailing at the time for comparable transactions with other persons not related to MidWestOne Financial or MidWestOne Bank, and did not involve more than the normal risk of collectibility or present other unfavorable features. All such loans are approved by MidWestOne Bank’s board of directors in accordance with bank regulatory requirements. Additionally, the Audit Committee considers other non-lending transactions between a director and MidWestOne Financial, including its subsidiaries, to ensure that such transactions do not affect a director’s independence.
Additionally, pursuant to the Audit Committee’s written charter, the committee evaluates and pre-approves any non‑lending, material transaction between MidWestOne Financial and any director or officer. The charter does not provide any thresholds as to when a proposed transaction needs to be pre-approved, but the committee evaluates those proposed transactions that may affect a director’s independence or create a perception that the transaction was not fair to MidWestOne Financial or not done at arm’s length. Generally, transactions which would not require disclosure in our proxy statement under SEC rules and regulations (without regard to the amount involved) do not require the committee’s pre-approval. A director may not participate in any discussion or approval by the committee of any related-party transaction with respect to which he or she is a related party, but must provide to the committee all material information reasonably requested concerning the transaction.

EQUITY COMPENSATION PLAN INFORMATION
The table below sets forth the following information as of December 31, 2017 for: (i) all equity compensation plans previously approved by our shareholders; and (ii) all equity compensation plans not previously approved by our shareholders:

(a)	the number of securities to be issued upon the exercise of outstanding options, warrants and rights;

(b)	the weighted-average exercise price of such outstanding options, warrants and rights; and

(c)	other than securities to be issued upon the exercise of such outstanding options, warrants and rights, the number of securities remaining available for future issuance under the plans.
Additional information regarding stock option plans is presented in Note 15 - Stock Compensation Plans in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2017.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by securityholders	77,900	$13.98	492,400
Equity compensation plans not approved by securityholders	—	—	—
Total	77,900	$13.98	492,400

(1)
The number of securities to be issued as shown in column (a) represents 9,700 outstanding options and 68,200 nonvested restricted stock units. The weighted-average exercise price shown in column (b) reflects only the weighted-average exercise price of the outstanding options and does not take into account the grant date fair value of the outstanding nonvested restricted stock units.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD AND
NOMINATION AND PROPOSAL PROCEDURES
General Communications with the Board
Shareholders may contact MidWestOne Financial’s board of directors by contacting the Corporate Secretary at MidWestOne Financial Group, Inc., 102 South Clinton Street, P.O. Box 1700, Iowa City, Iowa 52244-1700 or (319) 356-5800. All communications will be forwarded directly to either the Chairman of the Board, the chairman of the Audit Committee or the Chief Executive Officer, as appropriate, unless they are primarily commercial in nature or related to an improper or irrelevant topic.
Nominations for Director
In accordance with our bylaws, a shareholder may nominate a director for election to the board at an annual meeting of shareholders by delivering written notice of the proposed director nomination to our Corporate Secretary, at the above address, not less than 60 days nor more than 90 days in advance of the first anniversary date (month and day) of the previous year’s annual meeting (which in the case of the 2019 annual meeting of shareholders, will be no earlier than January 19, 2019, and no later than February 18, 2019). Such nominations must include the following information with respect to each nominee: name; age; business and residential address; principal occupation or employment; the class and number of shares of the Company’s stock which are beneficially owned by him or her; and any other information relating to him or her that would be required to be disclosed on Schedule 13D pursuant to regulations under the Exchange Act. In addition, the following information about the shareholder making the nomination must be included: name and address; name and principal address of any other beneficial shareholders known by him or her to support the shareholder’s nominee; and the class and number of shares of MidWestOne Financial’s stock which are beneficially owned by all such persons. Our board of directors may reject any nomination by a shareholder, and the proposed nomination will not be accepted if presented at the shareholder meeting, if such nomination is not timely made in accordance with the foregoing requirements.

Other Shareholder Proposals
In accordance with our bylaws, a shareholder may propose other business to be considered at an annual meeting of shareholders by delivering written notice of the proposed business to our Corporate Secretary, at the above address, not less than 60 days nor more than 90 days in advance of the first anniversary date (month and day) of the previous year’s annual meeting (which in the case of the 2019 annual meeting of shareholders, will be no earlier than January 19, 2019, and no later than February 18, 2019). Such notice to the Corporate Secretary must include: a brief description of the business desired to be brought before the annual meeting; the reasons for conducting such business at the annual meeting; any material interest in such business of such shareholder; and the beneficial owner, if any, on whose behalf the proposal is made. In addition, the following information about the shareholder making the proposal must be included: name and address of the shareholder and any other beneficial owner on whose behalf the proposal is brought; and the class and number of shares of MidWestOne Financial’s capital stock that are owned beneficially and of record by all such persons. Our board of directors may reject any proposal by a shareholder, and the proposal will not be accepted if presented at the shareholder meeting, if such proposal is not timely made in accordance with the foregoing requirements.
For all other shareholder proposals to be considered for inclusion in our proxy statement and form of proxy relating to our annual meeting of shareholders to be held in 2019, shareholder proposals must be received by our Corporate Secretary, at the above address, no later than 120 calendar days before the date our proxy statement was released to shareholders in connection with the 2018 annual shareholders meeting (which will be November 9, 2018), and must otherwise comply with the rules and regulations set forth by the SEC.
ANNUAL REPORT AND FINANCIAL STATEMENTS; OTHER INFORMATION
A copy of our Annual Report on Form 10-K for the year ended December 31, 2017, which includes our financial statements as of and for the year ended December 31, 2017, preceded or accompanies this proxy statement.
If you would like a copy of our corporate governance guidelines, board committee charters or our Code of Business Conduct and Ethics, we will send you one without charge. Please write to:
Mr. Kenneth R. Urmie
Corporate Secretary
MidWestOne Financial Group, Inc.
102 South Clinton St.
P.O. Box 1700
Iowa City, Iowa 52244-1700
* * * * *
ALL SHAREHOLDERS ARE URGED TO SIGN AND MAIL THEIR PROXIES, VOTE BY TELEPHONE OR VOTE BY INTERNET, AS DESCRIBED IN THE NOTICE, PROMPTLY.

MIDWESTONE FINANCIAL GROUP, INC.
ATTN: KENNETH R. URMIE
102 SOUTH CLINTON ST.
P.O. BOX 1700
IOWA CITY, IA 52244-1700

You can vote this proxy in one of three ways:
1) By Mail 2) By Internet 3) By Telephone

1) VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. To ensure your proxy is received in time to be counted in advance of the meeting date, please mail timely to arrive by April 17, 2018.

2) VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern time on April 18, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

3) VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern time on April 18, 2018. Have your proxy card in hand when you call and then follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E38097-P04608 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MIDWEST*ONE* FINANCIAL GROUP, INC.

The Board of Directors recommends you vote FOR ALL the following:

	For All	Withhold All	For All Except
1. To elect the four individuals below to serve as Class II directors for a 3 year term expiring in 2021:	☐	☐	☐

Nominees:

01) Richard R. Donohue
02) Nathaniel J. Kaeding
03) Ruth E. Stanoch
04) Kurt R. Weise

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. To approve, on a non-binding, advisory basis, the compensation of the named executive officers of the Company.	☐	☐	☐

The Board of Directors recommends you vote EVERY YEAR on the following proposal:

	Every Year	Every 2 Years	Every 3 Years	Abstain
3. To approve, on a non-binding, advisory basis, the frequency with which shareholders will vote on the compensation of the named executive officers of the Company.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
4. To ratify the appointment of RSM US LLP to serve as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2018.	☐	☐	☐

Note: The proxies are authorized to vote, in their discretion, on such other business as may properly come before the meeting or any postponement or adjournment thereof.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to personally attend the Annual Meeting of Shareholders on April 19, 2018, by checking Yes or No: ☐ Yes ☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

COMMON

THE DIRECTORS AND
OFFICERS OF MIDWESTONE
FINANCIAL GROUP, INC.
CORDIALLY INVITE YOU TO ATTEND THE
ANNUAL MEETING OF SHAREHOLDERS
THURSDAY, APRIL 19, 2018, 2:00 P.M. CDT
HOTEL VETRO
201 S. LINN STREET
IOWA CITY, IOWA 52240

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

E38098-P04608

REVOCABLE PROXY

MIDWEST*ONE* FINANCIAL GROUP, INC.
Annual Meeting of Shareholders
April 19, 2018, 2:00 P.M. CDT
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Charles N. Funk and James M. Cantrell, as attorneys and proxies, each with the power of substitution, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of MIDWEST*ONE* FINANCIAL GROUP, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held on Thursday, April 19, 2018, at 2:00 P.M., Central time, at the Hotel Vetro, 201 S. Linn Street, Iowa City, Iowa 52240, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR ALL nominees for director listed on the reverse side, FOR proposal 2, for EVERY YEAR on proposal 3, FOR proposal 4 and at the discretion of the appointed proxies on any other matters that may properly come before the meeting or any postponement or adjournment thereof.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side